Exhibit 10.2

SERVICE CENTER BUILDING LEASE

By and between

HIGHWOODS/FLORIDA HOLDINGS, L.P.

as Landlord

and

DIGITAL LIGHTWAVE, INC.

as Tenant

Date: May 15, 2006

SERVICE CENTER BUILDING LEASE

INDEX

PAGE
1.	DEFINED TERMS	-4-
2.	TERM	-8-
3.	PURPOSE AND USE	-8-
4.	RENT	-9-
5.	OPERATING EXPENSES	-9-
6.	TAXES	-10-
7.	ASSIGNMENT OR SUBLETTING	-10-
8.	INSURANCE	-12-
9.	DEFAULT	-13-
10.	ALTERATIONS	-17-
11.	LIENS	-18-
12.	ACCESS TO PREMISES	-18-
13.	BUILDING PROJECT AND COMMON AREAS	-18-
14.	ENVIRONMENTAL LAWS	-19-
15.	DESTRUCTION	-20-
16.	CONDEMNATION	-20-
17.	MAINTENANCE OF PREMISES	-21-
18.	ESTOPPEL CERTIFICATES	-22-
19.	SUBORDINATION	-22-
20.	INDEMNIFICATION	-23-
21.	ANTI-WAIVER	-23-
22.	NO REPRESENTATIONS BY LANDLORD	-23-
23.	SERVICES AND UTILITIES	-24-
24.	SECURITY DEPOSIT	-25-
25.	GOVERNMENTAL REGULATIONS	-26-
26.	SIGNS	-26-
27.	SURVIVAL	-26-
28.	BROKER	-27-
29.	QUIET ENJOYMENT	-27-
30.	END OF TERM	-27-
31.	RECORDATION	-28-
32.	LEASE NOT BINDING UNLESS EXECUTED	-28-
33.	CONSTRUCTION OF LANGUAGE	-28-
34.	INTERLINEATION	-28-
35.	ATTORNEYS’ FEES	-29-
36.	NOTICES	-29-
37.	RADON GAS	-29-
38.	RIGHTS OF SUCCESSORS AND ASSIGNS	-30-
39.	SEVERABILITY	-30-
40.	JURY WAIVER; COUNTERCLAIMS	-30-
41.	INTEGRATION	-30-
42.	AMENDMENT	-30-
43.	TIME IS OF THE ESSENCE	-30-

44.	FORCE MAJEURE	-31-
45.	GUARANTY	-31-
46.	TENANT’S REPRESENTATIONS	-31-
47.	LANDLORD’S REPRESENTATION	-31-
48.	RELOCATION OF TENANT	-31-
49.	PARKING	-32-
50.	CONFIDENTIALITY	-33-
51.	OFFER IRREVOCABLE	-33-
52.	PRESUMPTION	-33-
53.	NO PENDING CLAIMS AGAINST TENANT	-33-
54.	LETTER OF CREDIT	-33-
55.	TEMPORARY OCCUPANCY OF REMAINDER SPACE	-33-
56.	REMAINDER SPACE ELECTRICAL ROOM	-33-
57.	ADDENDA AND EXHIBITS	-33-

EXHIBIT “A”	-	SKETCH OF PREMISES
EXHIBIT “B”	-	SCHEDULE OF BASE RENT
EXHIBIT “C”	-	INTENTIONALLY OMITTED
EXHIBIT “D”	-	RULES & REGULATIONS
EXHIBIT “E’	-	TENANT IMPROVEMENTS
EXHIBIT “E-1”	-	SPACE PLAN
EXHIBIT “F”	-	EXPENSES
EXHIBIT “G”	-	COMMENCEMENT AGREEMENT
EXHIBIT “H”	-	HVAC SERVICE CONTRACT REQUIREMENTS
EXHIBIT “I”	-	FORM LETTER OF CREDIT

LEASE

THIS LEASE is made and entered into as of the Date of this Lease, by and between HIGHWOODS/FLORIDA HOLDINGS, L.P., a Delaware Limited Partnership, By: Highwoods Properties, Inc., as agent (the “Landlord”), and DIGITAL LIGHTWAVE, INC., a Delaware corporation (the “Tenant”).

W I T N E S S E T H:

Subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant hires from Landlord the Premises.

Landlord and Tenant covenant and agree:

1. DEFINED TERMS: The following terms, as used in this Lease, shall have the following meanings in this Lease and all exhibits and riders to this Lease:

(.1) “ADA” shall mean the Americans with Disabilities Act of 1990 and all similar present or future laws, together with all regulations promulgated pursuant thereto.

(.2) “Allocated Parking Spaces” shall mean four and one half (4.5) number of parking spaces in the Parking Areas (defined below) for each 1,000 square feet of Rentable Area of the Premises (defined below).

(.3) “Allocated Share” shall mean eighteen and 15/100 (18.15%) percent of the Building Project. If the area of the Premises or the area of the Building Project is changed after the Date of this Lease, the Allocated Share shall be equitably adjusted.

(.4) “Alterations” shall mean any alteration, addition, or improvement in or on or to the Premises of any kind or nature, including, but not limited to, Tenant Improvements.

(.5) “Annual Base Rent” shall mean the amounts set forth in the schedule attached as EXHIBIT “B” to this Lease and made a part of this Lease.

(.6) “Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time.

(.7) “Building or Building Project” shall mean all of the land together with the improvements thereon known as Bay Vista Gardens II and located at 5775 Rio Vista Drive, Clearwater, Florida 33760.

(.8) “Business Days” shall mean all days other than Saturdays, Sundays, or Legal Holidays.

(.9) “Commencement Date” shall mean the date on which Landlord substantially completes the tenant improvements to be constructed pursuant to EXHIBIT “E” and delivers the Premises to Tenant, which is anticipated to occur on or about the 1st day of August, 2006. The parties shall execute a Commencement Agreement in the same or substantially similar form as the one set forth in EXHIBIT “G” to confirm the actual Commencement Date once it has been determined.

(.10) “Common Areas” shall have the definition set forth in Section 13.

(.11) “Communication” shall mean any notice, demand, request, election, or other communication required or permitted to be given or made to or by any party to this Lease or otherwise given or made under or pursuant to this Lease (See Section 36).

(.12) “Date of Taking” shall have the definition set forth in Subsection 16A.

(.13) “Date of this Lease” shall mean the date when the last one of the Landlord and Tenant has signed this Lease.

(.14) “Effective Date” shall have the definition set forth in Subsection 48A.

(.15) “Environmental Laws” shall mean all applicable environmental ordinances, rules, regulations, statutes, orders, and laws of all local, state, or federal agencies or bodies with jurisdiction over the Premises or the activities conducted on the Premises (See Section 14).

(.16) “Expenses” shall mean the total of all of the costs and expenses incurred or borne by Landlord with respect to the operation and maintenance of the Building Project and the services provided tenants in the Building Project, including, but not limited to, the costs and expenses incurred for and with respect to: Real Estate Taxes; security (subject to Section 23(F)), water and sewer, if applicable, HVAC maintenance and repair (subject to the provisions of Section 17(C) below); Common Areas repairs, maintenance, and alteration of Common Areas; association assessments, fees, or dues including, but not limited to: painting of non-tenant areas; repairs, maintenance, replacements, and improvements which are appropriate for the continued operation of the Building Project as a first class building; exterior landscaping; fertilization and irrigation supply; parking area maintenance and supply; property management fees; an appropriate share of the cost of an on-site or off-site management office; all utilities serving the Building Project and not separately billed to or reimbursed by any tenant of the Building Project; depreciation on machinery and equipment used in the maintenance of the Building Project; painting of Common Areas; fire, extended coverage, all risks, earthquake, change in condition, sprinkler apparatus, plate glass, rental guaranty or interruption, public liability and property damage, flood, and any other additional insurance customarily carried by owners of comparable buildings or required by any mortgagee of the Building Project; supplies; reasonable operating reserves; service and maintenance contracts for the Building Project; wages, salaries, disability benefits, pensions, profit sharing, hospitalization, retirement plans, group insurance, and other benefits respecting employees of the Landlord up to and including the building manager (including a pro rata share only of such wages and benefits of employees who are employed at more than one building; such pro rata share shall be determined by Landlord and shall be based upon Landlord’s estimate of the percentage of time spent by such employees at the Building Project); legal, accounting, and administrative costs necessary for the operation of the building; uniforms and working clothes for such employees; expenses imposed on the Landlord pursuant to any law or to any collective bargaining agreement with respect to such employees; workers’ compensation insurance; and payroll, social security, unemployment, and other similar taxes with respect to such employees. Landlord may contract for the performance of some or all of the management and maintenance functions generally described in this subsection with such persons or entities as Landlord shall deem appropriate, including persons or entities which are affiliated with Landlord.

Expenses shall exclude, or have deducted from them, as the case may be and as shall be appropriate:

(a) Leasing commissions, Rent concessions to tenants, and tenant improvements;

(b) Executive’s salaries above the grade of building manager;

(c) Expenditures for capital items, except (i) those which, under generally accepted accounting principles, are expenses or regarded as deferred expenses, (ii) capital expenditures required by law, (iii) expenditures for capital equipment or any other capital expenditure, whether purchased, leased, or otherwise engaged, designed to result in savings or reductions in Expenses, then the costs are to be included within the definition of “Expenses” for the year in which the costs are incurred and subsequent years, if applicable, on a basis reasonably determined by Landlord to the extent that such items are amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Expenses are expected to equal Landlord’s cost for such capital equipment or capital expenditure with an interest factor equal to the Prime Rate but not in excess of the Maximum Rate, and (iv) expenditures for materials, tools, supplies, and equipment purchased by Landlord to enable Landlord to supply services which Landlord would otherwise have obtained from a third party, in any of which cases the cost of such capital improvements or expenditures shall be included in Expenses for the year in which the costs are incurred and subsequent years, amortized on a straight-line basis over an appropriate period, but in no event more than ten (10) years, with an interest factor equal to the Prime Rate in effect at the time of Landlord’s having incurred such expenditure, but in no event greater than the Maximum Rate;

(d) Painting, redecorating, or other work or service which Landlord performs or provided for any tenant or prospective tenant of the Building Project other than painting, redecorating, or other work which is standard for the Building Project and performed for a tenant subsequent to its initial occupancy;

(e) Those costs incurred in negotiating or enforcing leases against tenants, including attorneys’ fees.

If during any period covered by a statement of Expenses, Landlord shall not furnish any particular item(s) of work, services, or utilities (which would constitute an Expense under this subsection) to portions of the Building Project due to the fact that such portions are not occupied or leased, or because such item of work, services, or utilities is not required or desired by the tenant of such portion of the Building Project, or such tenant is itself obtaining and providing such item of work, services, or utilities or is separately paying Landlord for same (and not pursuant to a provision in its lease substantially the same as this subsection), or for other such reasons, then, for the purpose of computing the Additional Rent payable under this Lease, the amount of the Expenses, for such item for such period, shall be increased by an amount equal to the additional operating and maintenance expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work, services, or utilities to such portion of the Building Project; provided, however, that during any period in which the occupancy rate of the Building Project is less than 95%, the amount of any Expenses to be increased pursuant to the foregoing sentence due to the fact that portions of the Building Project were not leased or occupied shall be increased by an amount equal to the additional operating and maintenance expenses that would have been incurred had the Building Project had an occupancy rate of 95%.

(.17) Intentionally Deleted

(.18) Intentionally Deleted

(.19) “Landlord’s Notice Address” shall mean Highwoods/Florida Holdings, L.P. c/o Highwoods Properties Inc., Attn: Lease Administrator, 3100 Smoketree Court, Suite 600, Raleigh, North Carolina, 27604; with a copy to: Highwoods Properties, Inc., 3111 W. Martin Luther King Jr. Blvd., Suite 300, Tampa, Florida, 33607.

(.20) “Landlord’s Property” shall have the definition set forth in Section 30.

(.21) “Lease Term” shall mean sixty (60) calendar months, as extended or sooner terminated pursuant to the terms of this Lease (See Section 2).

(.22) “Leasing Broker” shall mean Highwoods Florida GP Corporation (See Section 28).

(.23) “Legal Holidays” shall mean Legal Holidays as defined in Chapter 683, Florida Statutes, (1995), and days otherwise customarily recognized as holidays.

(.24) “Maximum Rate” shall mean the highest rate of interest permitted to be charged by applicable law.

(.25) “Non-Monetary Default’ shall have the definition set forth in Subsection 9(A).

(.26) “Normal Business Hours” shall mean 8 a.m. to 6 p.m. Monday through Friday. Legal Holidays excluded.

(.27) “Parking Areas” shall mean the areas available for automobile parking in connection with the Building Project as such areas may be designated by Landlord from time to time (See Section 49).

(.28) “Premises” shall mean Suite No. 5775 of the Building Project. The Premises are depicted in the sketch attached as EXHIBIT “A” to this Lease and made a part of this Lease. No other space is demised by intention or omission.

(.29) “Prime Rate” shall mean the per annum interest rate as published in the Wall Street Journal from time to time as the “prime rate”.

(.30) “Real Estate Taxes” shall mean the total of all of the taxes, governmental charges, general assessments, special assessments, and any water, sewer, or other assessments, levied, assessed, or imposed at any time by any governmental authority with respect to any period during the Lease Term which (i) are related to the ownership, operation, use, or maintenance of the Building Project or any portion of the Building Project, any personal property owned by Landlord with respect to the Building Project, or any alterations or improvements to the Building Project, or (ii) may become a lien on the Building Project, any personal property owned by Landlord with respect to the Building Project, or any improvements to the Building Project or any portion of the Building Project. If, due to a future change in the method of taxation or in the taxing authority, or for any other reason, a tax or governmental imposition, however designated, shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes, or in lieu of additions to or increases of said Real Estate Taxes, then such franchise tax or governmental imposition shall be deemed to be included within the definition of “Real Estate Taxes”. As to special assessments which are payable over a period of time extending beyond the Lease Term, only a pro rata portion of such special assessments, covering the portion of the Lease Term which is unexpired at the time of the imposition of such assessment shall be included in “Real Estate Taxes”. If, by law, any assessment may be paid in installments, then, for the purposes of this Lease, (a) such assessment shall be deemed to have been payable in the maximum number of installments permitted by law, and (b) there shall be included in Real Estate Taxes, for each year in which such installments may be paid, the installments of such assessments so becoming payable during such year, together with any interest payable on such assessments during such year. “Real Estate Taxes” shall also include all costs and expenses incurred by Landlord in connection with any action by Landlord to contest the amount of the assessment of the Building Project made with respect to Real Estate Taxes, including attorneys’ and appraisers’ fees.

(.31) “Reletting Expenses” shall mean all costs and expenses incurred by Landlord in connection with the reletting of the Premises following a default by Tenant, including, without limitation, the expenses of obtaining possession of the Premises, the costs of cleaning, renovation, repairs, decoration, and alteration of the Premises for a new tenant or tenants, all advertising and marketing expenses, all brokerage and legal fees, the costs of protecting or caring for the Premises while vacant, the costs of removing and storing any property located on the Premises, any increase in insurance premiums caused by the vacancy of the Premises, and any other out-of-pocket expenses incurred by Landlord including tenant inducements such as the cost of moving the new tenant or tenants and the cost of assuming any portion of the existing lease(s) of the new tenant(s) (See Subsection 9C(II)).

(.32) “Rent” shall have the definition set forth in Subsection 4B.

(.33) “Rentable Area of the Premises” is stipulated to be 16,970 square feet.

(.34) “Security Deposit” shall mean $0 as such amount may be increased or decreased from time to time (See Section 24).

(.35) “Tenant Improvements” shall have the definition set forth in EXHIBIT “E”.

(.36) “Tenant’s Notice Address” shall mean 5775 Rio Vista Drive, Clearwater, Florida 33760, from and after the Commencement Date.

(.37) “Tenant’s Property” shall have the definition set forth in Section 30.

2. TERM: A. Tenant shall have and hold the Premises for the Lease Term. The Lease Term shall commence on the Commencement Date.

If Landlord is unable to deliver possession of the Premises on the Commencement Date by reason of the holding over of any prior tenant, delay caused by any alteration or construction work, or for any other reason not attributable to fault on the part of Tenant, then the Commencement Date shall be revised to conform to the date of Landlord’s delivery of possession of the Premises to Tenant, and the expiration date of the Lease Term shall also be revised to provide for the full sixty (60) calendar month Lease Term set forth in Section 1.21 above. Tenant shall not be required to commence payment of any form of Rent due under this Lease until Landlord has delivered possession of the Premises to Tenant. However, the delay shall not relieve Tenant of its obligations under this Lease, and such abatement will be the full extent of Landlord’s liability to Tenant on account of any such delay.

C. Tenant shall observe and perform all of its obligations under this Lease (except its obligations to conduct business and to pay Rent) from the earlier to occur of the date upon which the Premises are delivered to Tenant for the purpose of commencement of the Tenant Improvements or the date Tenant otherwise takes possession of the Premises until the Commencement Date in the same manner as though the Lease Term began when the Premises were so delivered to Tenant. Under no circumstances, however, may Tenant enter into possession of the Premises prior to the earlier to occur of the date upon which the Premises are delivered to Tenant for the purpose of commencement of Tenant Improvements or the Commencement Date, without the express written consent of Landlord and subject to any terms of such consent, similar to Exhibit G. Notwithstanding the foregoing or any provision herein to the contrary, if Tenant requests possession of the Premises prior to the Commencement Date set forth in Section 1.9 above, and Landlord consents, the Commencement Date shall be the date of possession. All Rent and other obligations under this Lease shall begin on the date of possession, but the expiration date of the Lease Term shall remain July 31, 2011.

3. PURPOSE AND USE: A. Tenant shall continuously use and occupy the Premises only for general office and light assembly purposes directly related to Tenant’s present business. Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose.

B. If the use of the Premises being made by Tenant on the Commencement Date is not a use deemed a “place of public accommodation” under the ADA, then, notwithstanding anything in this Lease to the contrary, no use of the Premises during the Lease Term shall be made that would cause the Premises to be deemed a “place of public accommodation” under the ADA.

C. Tenant shall not allow the Premises to be occupied by more than five (5) persons per 1,000 square feet of Rentable Area of the Premises.

4. RENT: A. Base Rent. Tenant shall pay to Landlord in lawful United States currency the Base Rent. All Base Rent shall be payable in equal monthly installments, in advance, beginning on the Commencement Date, and continuing on the first day of each and every calendar month thereafter during the Lease Term. Should the Commencement Date fall on a day other than the first day of the month, then Tenant shall pay Rent for the fractional month commencing on the Commencement Date and ending on the last day of the month in which the Commencement Date occurs on a per diem basis (calculated on the basis of a thirty-day month), payable upon occupancy of the Premises by Tenant. The Rent payment due under this Lease for any other fractional month shall likewise be calculated and paid on such a per diem basis. All Rent, Additional Rent, and other payments to Landlord under this Lease shall be paid to Landlord, without demand, setoff, or deduction whatsoever, except as specifically provided in this Lease, at:

Highwoods/Florida Holdings, L.P.,

P.O. Box 406396

Atlanta, Georgia 30384-6396

Attn: Bay Vista Gardens II

or at such other place as Landlord shall designate in writing to Tenant. Tenant’s obligations to pay Rent and other amounts due under this Lease are covenants independent of the Landlord’s obligations under this Lease.

One month’s rent plus applicable sales tax in the amount of $14,043.75 is due and payable by Tenant to Landlord upon Tenant’s execution of this Lease.

B. Additional Rent. All monetary obligations of Tenant to Landlord under this Lease, of any type or nature, other than Base Rent, shall be denominated as “Additional Rent”. Landlord shall have the same rights and remedies with respect to defaults in the payment of Additional Rent as set forth in this Lease with respect to payment of Base Rent. The term “Rent” when used in this Lease shall be deemed to include Base Rent and all forms of Additional Rent.

5. OPERATING EXPENSES: A. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Allocated Share of the Expenses in accordance with the terms and provisions of this section and EXHIBIT “F” to this Lease.

B. Expense Payment:

(I) Landlord shall reasonably estimate the Expenses which will be payable for each calendar year during the Lease Term in advance and Tenant shall pay one-twelfth (1/12) of its share of such Expenses monthly in advance, together with the payment of Base Rent. After the end of each calendar year and after receipt by Landlord of all necessary information and computations, Landlord shall furnish Tenant a statement of the actual Expenses for the year; and an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require, to the end that Landlord shall receive the entire amount actually owed by Tenant for Expenses for such year and Tenant shall receive reimbursement for any overpayments. Any payment adjustment owed by Tenant will be due forthwith. Any refund will be credited against Tenant’s monthly Rent obligations.

(II) Tenant waives and releases any and all objections or claims relating to Expenses for any calendar year unless, within thirty (30) days after Landlord provides Tenant with the annual statement of the actual Expenses for the calendar year, Tenant provides Landlord with written notice that it disputes the accuracy of the statement or its appropriateness, which notice shall specify the particular respects in which the statement is allegedly inaccurate or inappropriate. If Tenant shall dispute the statement then, pending the resolution of such dispute, Tenant shall pay the Additional Rent to Landlord in accordance with the disputed statement.

C. Other than expressly set forth in this Section, in no event shall the Base Rent under this Lease be reduced by virtue of this section.

D. If the Commencement Date is not January 1, then the Additional Rent due under this section for the first year of the Lease Term shall be a proportionate share of the Additional Rent for the entire year, such proportionate share to be based upon the length of time that the Lease Term will be in existence during such first year. Upon the date of any expiration or termination of this Lease (except termination because of Tenant’s default), whether such date is the date set forth in this Lease for the expiration of the Lease Term or any prior or subsequent date, a proportionate share of the Expenses for the year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if not previously billed and paid. Such proportionate share shall be based upon the number of days that this Lease shall have been in existence during such year. Notwithstanding any expiration or sooner termination of this Lease, Landlord shall, as soon as reasonably practicable, compute the Additional Rent due from Tenant, as aforesaid, which computations shall either be based on that year’s actual figures or be an estimate based upon the most recent statements previously prepared by Landlord and furnished to Tenant under this section. If an estimate is used, then Landlord shall cause statements to be prepared on the basis of the year’s actual figures promptly after they are available, and within ten (10) days after such statement or statements Landlord and Tenant shall make appropriate adjustments of any estimated payments previously made.

E. Any delay or failure of Landlord in billing for any Additional Rent under this section shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such Additional Rent. If any statement of Expenses should not be determined on a timely basis, Tenant shall continue to make payments at the rate in effect during the preceding period, and, promptly following such final determination by Landlord, there shall be an appropriate adjustment and payment by Tenant of all amounts on account of Expenses which would have been made if such Expenses had been timely determined. If any amount is owed Tenant pursuant to such final determination, then Tenant shall deduct such amount from the Base Rent due hereunder for the month immediately following the month in which such final determination is made, provided, however, that if the Lease Term shall have expired in due course (and not because of a default by Tenant) on the date when such final determination is made, then Landlord shall promptly pay to Tenant all such amounts which are then due and owing.

6. TAXES: A. Tenant shall pay monthly to Landlord, as Additional Rent, any sales, use, or other tax (excluding State and/or Federal Income Tax) now or hereafter imposed by the United States of America, the State in which the Premises are located, or any political subdivision thereof, upon any form of Rents due under this Lease, or in substitution for any such Rents, notwithstanding the fact that the statute, ordinance, or enactment imposing the same may endeavor to impose the tax on Landlord.

B. Tenant shall pay before delinquency all personal property taxes and assessments and other taxes or charges which are levied or assessed on Tenant’s furniture, fixtures, trade fixtures, equipment, and other property located in the Premises and on additions and improvements to the Premises belonging to Tenant. In addition, Tenant shall pay any and all ad valorem property taxes levied or assessed by any governmental authority against the leasehold interest of Tenant in the Premises.

7. ASSIGNMENT OR SUBLETTING:

A. Landlord Consent. Tenant may not assign or encumber this Lease or its interest in the Premises arising under this Lease, and may not sublet all or any part of the Premises without first obtaining the written consent of Landlord, which consent shall not be withheld unreasonably. Factors which Landlord may consider in deciding whether to consent to an assignment or sublease include (without limitation), (i) the creditworthiness of the assignee or sublessee, (ii) the proposed use of the Premises, (iii) whether the assignee or sublessee will vacate other space owned by Landlord, (iv) whether Landlord is negotiating with the proposed sublessee or assignee for a lease of other space owned by Landlord, and (v) any renovations to the Premises or special services required by the assignee or sublessee. Landlord will not consent to an assignment or sublease that might result in a use that conflicts with the rights of any existing tenant. One consent shall not be the basis for any further consent.

B. Definition of Assignment. For the purpose of this Section 7, the word “assignment” shall be defined and deemed to include the following: (i) if Tenant is a partnership, the withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning thirty percent (30%) or more of the partnership, or the dissolution of the partnership; (ii) if Tenant consists of more than one person, an assignment, whether voluntary, involuntary, or by operation of law, by one person to one of the other persons that is a Tenant; (iii) if Tenant is a corporation, any dissolution or reorganization of Tenant, or the sale or other transfer of a controlling percentage (hereafter defined) of capital stock of Tenant other than to an affiliate or subsidiary or the sale of fifty-one percent (51%) in value of the assets of Tenant; (iv) if Tenant is a limited liability company, the change of members whose interest in the company is fifty percent (50%) or more. The phrase “controlling percentage” means the ownership of, and the right to vote, stock possessing at least fifty-one percent (51%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or such lesser percentage as is required to provide actual control over the affairs of the corporation; except that, if the Tenant is a publicly traded company, public trades or sales of the Tenant’s stock on a national stock exchange shall not be considered an assignment hereunder even if the aggregate of the trades of sales exceeds fifty percent (50%) of the capital stock of the company.

C. Permitted Assignments/Subleases. Notwithstanding the foregoing, Tenant may assign this Lease or sublease part or all of the Premises without Landlord’s consent to: (i) any corporation, limited liability company, or partnership that controls, is controlled by, or is under common control with, Tenant at the

Commencement Date; or (ii) any corporation or limited liability company resulting from the merger or consolidation with Tenant or to any entity that acquires all of Tenant’s assets as a going concern of the business that is being conducted on the Premises; provided however, the assignor remains liable under the Lease and the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant, is as creditworthy as the Tenant, and continues the same Permitted Use as provided under Section 3.

D. Notice to Landlord. Landlord must be given prior written notice of every assignment or subletting, and failure to do so shall be a default hereunder.

E. Prohibited Assignments/Subleases. In no event shall this Lease be assignable by operation of any law, and Tenant’s rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Acceptance of Rent by Landlord after any non-permitted assignment or sublease shall not constitute approval thereof by Landlord.

F. Limitation on Rights of Assignee/Sublessee. Any assignment or sublease for which Landlord’s consent is required shall not include the right to exercise any options to renew the Lease Term, expand the Premises, cancel the Lease, or similar options, unless specifically provided for in the consent.

G. Tenant Not Released. No assignment or sublease shall release Tenant of any of its obligations under this Lease.

H. Landlord’s Right to Collect Sublease Rents upon Tenant Default. If the Premises (or any portion) is sublet and Tenant defaults under its obligations to Landlord, then Landlord is authorized, at its option, to collect all sublease rents directly from the Sublessee. Tenant hereby assigns the right to collect the sublease rents to Landlord in the event of Tenant default. The collection of sublease rents by Landlord shall not relieve Tenant of its obligations under this Lease, nor shall it create a contractual relationship between Sublessee and Landlord or give Sublessee any greater estate or right to the Premises than contained in its Sublease.

I. Excess Rents. If Tenant assigns this Lease or subleases all or part of the Premises at a rental rate that exceeds the rentals paid to Landlord, then fifty percent (50%) of any such excess less the cost of any leasing commissions, shall be paid over to Landlord by Tenant.

J. Landlord’s Fees. Tenant shall pay Landlord an administration fee of $1,000.00 per assignment or sublease transaction for which consent is required. If Landlord assists Tenant in finding an assignee or subtenant, Landlord shall be paid a reasonable fee for such assistance.

K. Unauthorized Assignment or Sublease. Any unauthorized assignment or sublease shall constitute a default under the terms of this Lease.

8. TENANT’S COMPLIANCE; INSURANCE REQUIREMENTS.

A. Tenant’s Liability Insurance. Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord’s Property Manager, and Tenant, Commercial General Liability Insurance (ISO CGL Form CG0001 or its equivalent) with a combined single limit, each Occurrence and General Aggregate-per location of at least TWO MILLION DOLLARS ($2,000,000), which policy shall insure against liability of Tenant, arising out of and in connection with Tenant’s use of the Premises, and which shall insure the indemnity provisions contained in this Lease. Not more frequently than once every three (3) years, Landlord may require the limits to be increased if in its reasonable judgment (or that of its mortgagee) the coverage is insufficient.

B. Tenant’s Property Insurance. Tenant shall also carry the equivalent of ISO Special Form Property Insurance on Tenant’s Property for full replacement value and with coinsurance waived. For purposes of this provision, “Tenant’s Property” shall mean Tenant’s personal property and fixtures, and any Non-Standard Improvements to the Premises. Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to the Tenant’s Property, regardless of the cause of the loss or damage.

C. Certificates of Insurance. Prior to taking possession of the Premises, and annually thereafter, Tenant shall deliver to Landlord certificates or other evidence of insurance satisfactory to Landlord. All such policies shall be non-assessable and shall contain language to the extent obtainable that: (i) any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant that might otherwise result in forfeiture of the insurance, (ii) that the policies are primary and non-contributing with any insurance that Landlord may carry, and (iii) that the policies cannot be canceled, non-renewed, or coverage reduced except after thirty (30) days’ prior notice to Landlord. If Tenant fails to provide Landlord with such certificates or other evidence of insurance coverage, Landlord may obtain such coverage and the cost of such coverage shall be Additional Rent payable by Tenant upon demand.

D. Insurance Policy Requirements. Tenant’s insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder’s ratings of at least A- and a financial rating of at least VI in the most current Best’s Insurance Reports available on the Commencement Date, or if the Best’s ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) name Landlord and current or future Mortgagee as an additional insured as its interest may appear [other landlords or tenants may be added as additional insureds in a blanket policy]; (iii) provide that the insurance not be canceled, non-renewed or coverage materially reduced unless thirty (30) days advance notice is given to Landlord; (iv) be primary policies; (v) provide that any loss shall be payable notwithstanding any gross negligence of Landlord or Tenant which might result in a forfeiture thereunder of such insurance or the amount of proceeds payable; (vi) have no deductible exceeding TWENTY FIVE THOUSAND DOLLARS ($25,000), or 5% for wind/hail damage unless approved in writing by Landlord; and (vii) be maintained during the entire Term and any extension terms.

E. Landlord’s Property Insurance. Landlord shall keep the Building, including the improvements (but excluding Tenant’s Property), insured against damage and destruction by perils insured by the equivalent of ISO Special Form Property Insurance in the amount of the full replacement value of the Building.

F. Mutual Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Premises or any other casualty, as long as the amount of such injury, loss, cost or damage has been paid either to Landlord, Tenant, or any other person, firm or corporation, under the terms of any Property, General Liability, or other policy of insurance, to the extent such releases or waivers are permitted under applicable law. As respects all policies of insurance carried or maintained pursuant to this Lease and to the extent permitted under such policies, Tenant and Landlord each waive the insurance carriers’ rights of subrogation.

9. DEFAULT:

A. Events of Default. If (i) Tenant defaults in the payment of Base Rent, any Additional Rent, or any other sums payable by it under this Lease when due; or (ii) Tenant shall default in the performance of any other covenant or agreement of this Lease or any rules and regulations attached to this Lease or promulgated by Landlord pursuant to this Lease (a “Non-Monetary Default”); or (iii) Tenant or any Guarantor or surety for Tenant’s obligations under this Lease shall become bankrupt or insolvent or make a general assignment for the benefit of creditors or take the benefit of any insolvency act, or if any debtor proceedings be taken by or against Tenant or any such Guarantor or surety; or (iv) a receiver or trustee in bankruptcy be appointed for the Tenant’s property and such appointment be not vacated and set aside within sixty (60) days from the date of such appointment; or (v) the leasehold estate granted to Tenant by this Lease shall be taken on execution or other process of law or equity in any action against Tenant; then Tenant shall be in default under this Lease.

B. Grace Period. Notwithstanding anything contained in this Lease to the contrary, Tenant shall have a period of fifteen (15) days after notice from Landlord of a Non-Monetary Default in which to cure the default. In addition, provided that Landlord or the Building Project is not otherwise jeopardized, this grace period shall be extended if the default is of a nature that it cannot be completely cured within the fifteen (15) day period solely as a result of non-financial circumstances outside of Tenant’s control, provided that Tenant has promptly commenced all appropriate actions to cure the default within the fifteen (15) day period and such actions are thereafter diligently and continuously pursued by Tenant in good faith. In no event, however, shall the grace period exceed a total of ninety (90) days. If the Non-Monetary Default is not cured prior to the expiration of the grace period, as extended, then Landlord may pursue any or all of its remedies.

C. Landlord’s Remedies. In the event of a default by Tenant, after the expiration of any applicable grace period, in addition to any and all other remedies available to Landlord at law or in equity, Landlord may:

(I) Terminate this Lease and any right of renewal and retake possession of the Premises;

(II) Enter the Premises and relet the same or any part of the Premises in the name of Landlord, or otherwise, as Tenant’s agent, for a term shorter or longer than the balance of the Lease Term, and may grant concessions or free Rent in connection therewith, thereby terminating Tenant’s right to possess the Premises, without terminating Tenant’s obligations to pay (a) the entire balance of all forms of Base Rent and Additional Rent for the remainder of the Lease Term, plus (b) the Reletting Expenses, and (c) the unamortized balance of any allowances granted to Tenant under this Lease and the unamortized balance of the cost of any improvements to the Premises made by Landlord pursuant to a Tenant Improvement exhibit to this Lease. Landlord shall have no obligation to relet the Premises, and its failure to do so, or failure to collect Rent on reletting, shall not affect Tenant’s liability under this Lease. Landlord shall not, in any event, be required to pay Tenant any surplus of any sums received by Landlord on a reletting of the Premises in excess of the Rent provided in this Lease. Any entry or re-entry by Landlord, whether had or taken under summary proceedings or otherwise, shall not absolve or discharge Tenant from liability under this Lease. “Re-enter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease or to accept a surrender of the Premises unless a written notice of such intention is given to Tenant. Notwithstanding any such re-letting without termination, Landlord may at all times thereafter elect to terminate this Lease for such previous default;

(III) Stand by and do nothing, and hold Tenant liable for all Base Rent and Additional Rent payable under this Lease through the remainder of the Lease Term;

(IV) Institute a distress for Rent action and obtain a distress writ pursuant to Sections 83.11 through 83.19, Florida Statutes (1995). Tenant expressly, knowingly, and voluntarily waives all constitutional, statutory, or common law bonding requirements, including the requirement under Section 83.12, Florida Statutes (1995), that Landlord file a bond payable to Tenant in at least double the sum demanded by Landlord (or double the value of the property sought to be distrained), it being the intention of the parties that no bond shall be required to be filed by Landlord in any such distress action. Tenant further waives the right under Section 83.14, Florida Statutes (1995) to replevy distrained property;

(V) Obtain injunctive and declaratory relief, temporary or permanent, or both, against Tenant or any acts, conduct, or omissions of Tenant, and further to obtain specific performance of any term, covenant, or condition of this Lease; and

(VI) After regaining possession of the Premises, remove all or any part of Tenant’s property from the Premises and any property removed may be stored at the cost of, and for the account of, Tenant, and Landlord shall not be responsible for the care or safekeeping of such property whether in transport, storage, or otherwise, and Tenant waives any and all claims against Landlord for loss, destruction, damage, or injury which may be occasioned by any of the aforesaid acts. Landlord may retain possession of such property until all storage charges and all other amounts owed by Tenant to Landlord under this Default section have been paid in full. Nothing set forth in this subsection shall limit Landlord’s rights to enforce any rights in favor of Landlord against any such property of Tenant.

(VII) If all or any part of the Premises is then assigned, sublet, transferred, or occupied by someone other than Tenant, Landlord, at its option, may collect directly from the assignee, subtenant, transferee, or occupant all Rent becoming due to Tenant by reason of the assignment, sublease, transfer, or occupancy. Any collection directly by Landlord from the assignee, subtenant, transferee, or occupant shall not be construed to constitute a novation or a release of Tenant from the further performance of its obligations under this Lease.

(VIII) Notwithstanding anything in this Lease to the contrary, Tenant shall never be liable to Landlord in the event of a default by Tenant or otherwise under any provision of this Lease for any loss of business or profits or other consequential damages or for punitive or special damages of any kind.

D. Acceleration. If Landlord exercises the remedies provided in Subsections II, III, or IV above, Landlord may declare the entire balance of all forms of Rent due under this Lease for the remainder of the Lease Term to be forthwith due and payable and may collect the then present value of such Rents (calculated using a discount equal to the yield then obtainable from the United States Treasury Bill or Note with a maturity date closest to the date of expiration of the Lease Term) by distress or otherwise. The accelerated Additional Rent for Expenses shall be calculated by multiplying the highest Additional Rent amount for Expenses payable by Tenant in any calendar year times the number of calendar years (including any fractional calendar year) remaining in the Lease Term following the date of default. If Landlord exercises the remedy provided in Subsection II above and collects from Tenant all forms of Rent owed for the remainder of the Lease Term, Landlord shall account to Tenant, at the date of the expiration of the Lease Term, for amounts actually collected by Landlord as a result of a reletting, net of the Tenant’s obligations pursuant to Subsections 9C(II)(a)-(c).

E. Bankruptcy.

(I) Without limiting any of the other provisions of this Default section, if pursuant to the Bankruptcy Code, Tenant is permitted to assign this Lease in disregard of the restrictions contained in the Assignment or Subletting section of this Lease, Tenant agrees that the meaning of “adequate assurance of future performance” by the assignee under the Bankruptcy Code shall include, without limitation, at least the following: (a) the posting of a security deposit in, or increase of the existing Security Deposit by, a sum equal to six (6) months’ installments of Base Rent and Additional Rent for Expenses at the then current rate; (b) that any such assignee of this Lease shall have a net worth exclusive of good will equal to at least ten (10) times the sum of all Base Rent and Additional Rent payable under this Lease for the calendar year preceding the year in which such assignment is intended to become effective; (c) that the proposed assignee must have engaged in the permitted use of the Premises for at least five (5) years prior to any such proposed assignment; (d) that possession of the Premises by the proposed assignee shall not adversely affect Landlord’s relationship with any of the remaining tenants in the Building Project, taking into consideration any and all other “use” clauses and “exclusivity” clauses which may then exist under their leases with Landlord, or breach any provision in any other lease, mortgage, financing agreement, or other agreement relating to the Building Project by which Landlord is bound; and (e) that the proposed assignee, in form and substance reasonably acceptable to Landlord, assumes and agrees to be bound by all of the terms and conditions of this Lease. If Tenant receives or is to receive any valuable consideration for such an assignment of this Lease, ninety (90%) percent of such consideration, after deducting therefrom (1) the brokerage commissions, if any, and other expenses reasonably incurred by Tenant for such assignment and (2) any portion of such consideration reasonably designated by the assignee as paid for the purchase of Tenant’s property in the Premises, shall be and become the sole and exclusive property of Landlord and shall be paid over to Landlord directly by such assignee. If, pursuant to the provisions of the Bankruptcy Code, Tenant assumes this Lease and proposes to assign it to any person or entity whom shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment setting forth: (i) the name and address of such proposed assignee, (ii) all of the terms and conditions of such proposed assignment, and (iii) the adequate assurance to be provided Landlord to assure such proposed assignee’s future performance under the Lease, shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10)

days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assumption and assignment, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such proposed assignee, less any brokerage commission which may be payable out of the consideration to be paid by such assignee for the assignment of this Lease.

(II) For purposes of the Bankruptcy Code, “adequate protection” of Landlord’s interest in the Premises prior to assumption or assignment of this Lease by Tenant shall include, but not be limited to, the posting of a security deposit in, or increase of the existing Security Deposit by, a sum equal to three (3) months’ installments of Base Rent and Additional Rent for Expenses at the then current rate.

(III) All attorneys’ fees incurred by Landlord in connection with any bankruptcy proceedings involving Tenant or incurred by Landlord in connection with any default by Tenant under this Lease shall be deemed an “actual pecuniary loss” which Tenant must pay as a condition to assigning this Lease in disregard of the restrictions contained in the Assignment or Subletting section of this Lease.

(IV) If a bankruptcy petition is filed by or against Tenant, (a) Tenant shall immediately execute a stipulation or other pleading evidencing consent to a lifting or modification of the automatic stay, allowing Landlord to enforce the terms of this Lease; and (b) the Security Deposit shall be automatically transferred to Landlord upon the entry of an “Order of Relief.”

(V) All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “Rent” for purposes of Section 502(b)(6) of the Bankruptcy Code.

(VI) When, pursuant to the Bankruptcy Code, any trustee or debtor-in-possession is obligated to pay reasonable use and occupancy charges for the use of all or part of the Premises, the charges shall be not less than the Base Rent and Additional Rent payable under this Lease as of such date.

F. Landlord’s Right to Perform. Should Tenant default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed pursuant to this Lease, Landlord may perform the obligations of Tenant, and if Landlord, in connection therewith, makes any expenditures or incurs any obligation for the payment of money, including, but not limited to, reasonable attorneys’ fees, such sums so paid or obligations incurred shall be deemed to be Additional Rent under this Lease and shall be paid by Tenant to Landlord within five (5) days of rendition of a bill or statement to Tenant therefor. If the Lease Term shall have expired at the time of the making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages. This section shall survive the expiration or sooner termination of this Lease.

G. Jurisdiction and Venue. Tenant consents that any legal action or proceeding arising out of or in any way connected with this Lease may be instituted or brought by Landlord or its agents in any court (federal or state) located in Pinellas County, Florida, and submits to the jurisdiction of such court in any such legal action or proceeding. In addition, Tenant waives any objection which Tenant may now or hereafter have to the laying of venue of any action or proceeding in such courts, and further waives the right to plead or claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

H. Remedies Cumulative. The remedies provided in this Lease or presently or hereafter existing at law or in equity shall be cumulative and concurrent, and may be exercised as often as occasion therefor shall occur. No single or partial exercise by Landlord of any remedy shall preclude any other or further exercise of such remedy or of any other remedy.

I. Multiple Defaults.

(I) Tenant acknowledges that any rights or options of first refusal, or to extend the Lease Term, to expand the size of the Premises, to purchase the Premises or the Building Project, or other such or similar rights or options which have been granted to Tenant under this Lease are conditioned upon the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, should Tenant default under this Lease on three (3) or more occasions during any twelve (12) month period, in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be deemed canceled and of no further force and effect.

(II) Should Tenant default in the payment of Base Rent, Additional Rent, or any other sums payable by Tenant under this Lease on two (2) or more occasions during any twelve (12) month period, regardless of whether any such default is cured, then, in addition to all other remedies otherwise available to Landlord, Tenant shall, within ten (10) days after demand by Landlord, post a security deposit in, or increase the existing Security Deposit by, a sum equal to three (3) months’ installments of Base Rent. Any security deposit posted pursuant to the foregoing sentence shall be governed by the Security Deposit section of this Lease.

(III) Should Tenant default under this Lease on two (2) or more occasions during any twelve (12) month period, in addition to all other remedies available to Landlord, any notice requirements or cure periods otherwise set forth in this Lease with respect to a default by Tenant shall not apply.

J. Late Charges. If any payment due Landlord under this Lease shall not be paid within five (5) days of the date when due, Tenant shall pay, in addition to the payment then due, an administrative charge equal to the greater of (i) five (5%) percent of the past due payment; and (ii) Two Hundred Fifty ($250.00) Dollars.

K. Interest. All overdue installments of Base Rent and Additional Rent shall bear interest at the lesser of: (i) the Prime Rate in effect as of the date when the installment was due, plus 500 basis points, or (ii) the Maximum Rate, accruing from the date the obligation arose through the date payment is actually received by Landlord. Interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant.

L. Landlord Default. Landlord shall be in default under this Lease if Landlord has not commenced and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations under this Lease within thirty (30) days of the receipt by Landlord of written notice from Tenant of the alleged failure to perform. Except as otherwise provided in this Lease, in the event of a default by Landlord, Tenant shall be entitled to any remedies available at law or in equity. Notwithstanding anything in this Lease to the contrary, Landlord shall never be liable to Tenant in the event of a default by Landlord or otherwise under any provision of this Lease for any loss of business or profits or other consequential damages or for punitive or special damages of any kind. None of Landlord’s officers, employees, agents, directors, shareholders, or partners shall ever have any personal liability to Tenant under or in connection with this Lease. Tenant shall look solely to Landlord’s estate and interest in the Building Project for the satisfaction of any right or remedy of Tenant under this Lease, or for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord, and no other property or assets of Landlord or its principals shall be subject to levy, execution, or other enforcement procedure for the satisfaction of Tenant’s rights or remedies under this Lease, the relationship of Landlord and Tenant under this Lease, Tenant’s use and occupancy of the Premises, or any other liability of Landlord to Tenant of whatever kind or nature. Except as specifically provided in this Lease, Tenant expressly, knowingly, and voluntarily waives any right, claim, or remedy otherwise available to Tenant to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease or as a result of the breach of any promise or inducement allegedly made on behalf of Landlord, whether in this Lease or elsewhere. No act or omission of Landlord or its agents shall constitute an actual or constructive eviction of Tenant unless Landlord shall have first received written notice of Tenant’s claim and shall have failed to cure it after having been afforded a reasonable time to do so, which in no event shall be less than thirty (30) days.

10. ALTERATIONS: Tenant shall make no Alterations without the prior written consent of Landlord, and then only at Tenant’s sole cost and expense, and by contractors, and in such manner, and with such materials as may be approved in writing by Landlord. Landlord may condition its consent to any request for permission to make Alterations on any factors it may deem appropriate, including, but not limited to, bonding of the work.

11. LIENS: The interest of Landlord in the Premises shall not be subject in any way to any liens, including construction liens, for improvements to or other work performed with respect to the Premises by or on behalf of Tenant. Tenant shall have no power or authority to create any lien or permit any lien to attach to the present estate, reversion, or other estate of Landlord (or the interest of any ground lessor) in the Premises or in the Building Project and all mechanics, materialmen, contractors, artisans, and other parties contracting with Tenant or its representatives or privies with respect to the Premises or any part of the Premises are hereby charged with notice that they must look to the Tenant to secure payment of any bill for work done or material furnished or for any other purpose during the Lease Term. The foregoing provisions are made with express reference to Section 713.10, Florida Statutes (1995). Notwithstanding the foregoing provisions, Tenant, at its expense, shall cause any lien filed against the Premises or the Building Project for work or materials claimed to have been furnished to Tenant to be discharged of record or properly transferred to a bond pursuant to Section 713.24, Florida Statutes (1995), within ten (10) days after notice thereof to Tenant. Further, Tenant agrees to indemnify, defend, and save Landlord harmless from and against any damage or loss, including reasonable attorneys’ fees, incurred by Landlord as a result of any such lien. Tenant shall notify every contractor making improvements to the Premises that the interest of the Landlord in the Premises shall not be subject to liens for improvements to or other work performed with respect to the Premises by or on behalf of Tenant. If required by Landlord, Tenant shall execute, acknowledge, and deliver without charge a short form of lease or notice in recordable form containing a confirmation that the interest of Landlord in the Premises and the Building Project shall not be subject to liens for improvements or other work performed with respect to the Premises by or on behalf of Tenant. If such a short form of lease or notice is executed, it shall expressly provide that it shall be of no further force or effect after the last day of the Lease Term or on the filing by Landlord of an affidavit that the Lease Term has expired or the Lease has been terminated or that the Tenant’s right to possession of the Premises has been terminated.

12. ACCESS TO PREMISES: A. Landlord reserves the right to install, use, maintain, and repair pipes, ducts, and conduits in and through the Premises. Landlord and persons authorized by Landlord may enter the Premises at any time without notice to Tenant in the event of an emergency involving possible injury to property or persons in or around the Premises or the Building Project or to provide routine janitorial services. Landlord and persons authorized by Landlord shall also have the right to enter the Premises at all reasonable times and upon reasonable advance oral or written notice for the purposes of making repairs, replacements, and improvements which may be Landlord’s obligation under this Lease or which Landlord deems necessary for the safety, protection, or preservation of the Building Project or when such entry will facilitate repairs, alterations, or additions to the Building Project or any tenant’s premises. If reasonably necessary for the protection and safety of Tenant and its agents and employees, Landlord may temporarily close the Premises to perform repairs, alterations, or additions to the Building Project, provided that Landlord shall use reasonable efforts to perform all such work after Normal Business Hours.

B. Landlord may exhibit the Premises to prospective purchasers or mortgagees of Landlord’s interest in the Premises or others with a legitimate purpose during Normal Business Hours after reasonable advance oral or written notice. During the last nine (9) months of the Lease Term, Landlord or its agents may exhibit the Premises to prospective tenants during Normal Business Hours.

13. BUILDING PROJECT AND COMMON AREAS: A. Landlord shall make available within the Building Project such areas and facilities (the “Common Areas”) including, but not limited to, walkways, landscaped and planted areas, parking facilities, as Landlord shall deem appropriate. Landlord shall operate, manage, equip, light, repair, and maintain the Common Areas for their intended purposes and for such purposes may incur expenses as Landlord shall in its sole discretion deem appropriate, all of which expenses shall be included within the definition of Expenses. Landlord may, at any time and from time to time, without the same constituting an actual or constructive eviction, and without otherwise incurring any liability to Tenant, increase, reduce, or change the number, type, size, location, elevation, nature, and use of any of the Common Areas, make improvements, alterations, or additions to the Building Project, remove or change the arrangement and/or location of entrances or passageways, corridors, elevators, stairs, public restrooms, or other public parts of the Building Project, and change the name or number by which the Building Project is known. Landlord may also temporarily close the Common Areas to make repairs.

B. As long as Tenant is entitled to possession of the Premises, Tenant shall have a non-exclusive right, in common with Landlord, the other tenants of the Building Project, and all others to whom Landlord has granted or may hereafter grant rights, to use the Common Areas, subject to the terms of this Lease and such rules and regulations as Landlord may from time to time impose. The Common Areas shall at all times be subject to the exclusive control and management of Landlord. Landlord may grant third parties specific rights with respect to portions of the Common Areas and any such grant shall not be deemed an infringement on any rights granted to Tenant pursuant to this Lease or otherwise.

C. This Lease does not create, nor will Tenant have any express or implied easement for, or other rights to, air, light, or view over, from, or about the Building Project.

D. Tenant shall conform to the Rules and Regulations attached as an exhibit to this Lease and all other rules and regulations promulgated by Landlord regarding the use of the Building Project of which Tenant is given written notice. No failure of Landlord to enforce such rules and regulations against any other tenant shall be deemed a default by Landlord under this Lease, or excuse compliance with the rules and regulations by Tenant.

14. ENVIRONMENTAL LAWS: A. Tenant represents and warrants to Landlord that Tenant’s use of, and activities on, the Premises shall be conducted in compliance with all Environmental Laws. In the event any of Tenant’s activities require the use of “hazardous’ or “toxic” substances, as such terms are defined by any of the Environmental Laws, then Tenant represents and warrants to Landlord that Tenant has received all permits and approvals required under the Environmental Laws with respect to such toxic or hazardous substances. Tenant covenants and agrees to maintain the Premises in a “clean” condition during the Lease Term, as extended or renewed. As used in this section, the term “clean” shall mean that the Premises are in complete compliance with the standards set forth under the Environmental Laws and any standards set forth in this Lease.

B. In the event Tenant breaches any of its representations, warranties, or covenants and agreements contained in this section or fails to notify Landlord of the release of any hazardous or toxic substances from the Premises, then such breach or failure to notify shall be deemed a material default under this Lease and Landlord shall have all rights and remedies available to it, including, but not limited to, the right to terminate this Lease and the right to initiate a clean-up of the Premises, in which case Landlord shall be immediately reimbursed by Tenant for, and indemnified by Tenant from, any and all costs, expenses, losses, and liabilities incurred in connection with such clean-up (including all reasonable attorneys’ fees) by Landlord. In the alternative, Landlord may require Tenant to clean-up the Premises and to fully indemnify and hold Landlord harmless from any and all losses, liabilities, expenses (including but not limited to reasonable attorneys’ fees), and costs incurred by Landlord in connection with Tenant’s clean-up action. Notwithstanding anything herein, Tenant agrees to pay, and shall indemnify Landlord from and against, any and all losses, claims, liabilities, costs, and expenses (including reasonable attorneys’ fees) incurred by Landlord as a result of any breach by Tenant of this section, and as a result of any contamination of the Premises due to Tenant’s use of hazardous or toxic substances on the Premises.

C. If Tenant’s operations require the ongoing use of hazardous or toxic substances, then Tenant shall supply Landlord with copies of reports and any other monitoring information required by the Environmental Laws, and any failure by Tenant to do so shall be, at Landlord’s option, a default under this Lease. As used in this section, “Premises” shall mean and refer to the property which is the subject of this Lease as well as any portion of the Building Project owned by Landlord which may be damaged or contaminated by the release of any toxic or hazardous substance.

D. This section shall survive the expiration or sooner termination of this Lease.

15. DESTRUCTION: A. If: (i) the Building Project shall be so damaged that substantial alteration or reconstruction of the Building Project shall, in Landlord’s opinion, be required (whether or not the Premises shall have been damaged by such casualty); or (ii) any mortgagee of the Building Project should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt; or (iii) there is any material uninsured loss to the Building Project; or (iv) the Premises shall be partially damaged by casualty during the last two (2) years of the Lease Term, and the estimated cost of repair exceeds ten (10%) percent of the Base Rent then remaining to be paid by Tenant for the balance of the Lease Term; Landlord may, within ninety (90) days after such casualty, give written notice to Tenant of Landlord’s election to cancel and terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifth (5th) day after such notice is delivered.

B. If Landlord does not have the right to terminate this Lease pursuant to Subsection A, or if Landlord has the right to terminate and does not elect to do so, Landlord shall commence and proceed with reasonable diligence to restore the Building Project and the Premises (including the initial Tenant Improvements) (provided that Landlord shall not be required to restore any unleased premises in the Building Project) to substantially the same condition they were in immediately prior to the happening of the casualty. When repairs to the Premises which are Landlord’s obligation pursuant to this section, if any, have been completed by Landlord, Tenant shall complete the restoration or replacement of the Premises and all of Tenant’s Property necessary to permit Tenant’s reoccupancy of the Premises, and Tenant shall present Landlord with evidence satisfactory to Landlord of Tenant’s ability to pay such cost prior, and as a condition, to Landlord’s commencement of repair and restoration of any portion of the Premises.

C. Notwithstanding Subsections A and B, (i) Landlord shall have no duty to restore, rebuild, or replace any Alterations (except the initial Tenant Improvements) or Tenant’s Property; and (ii) Landlord’s obligations to repair, rebuild, or restore the Building Project or the Premises shall exist only to the extent that insurance proceeds are actually received by Landlord in connection with the casualty which gave rise to Landlord’s obligation to repair, rebuild, or restore.

D. Rent shall abate in proportion to the portion of the Premises not useable by Tenant as a result of any casualty, as of the date on which the Premises becomes unusable. Landlord shall not be liable to Tenant for any delay in restoring the Premises or any inconvenience or annoyance to Tenant or injury to Tenant’s business resulting in any way from such damage or the repairs, Tenant’s sole remedy being the right to an abatement of Rent.

16. CONDEMNATION: A. If during the Term all of the Premises are permanently taken for any public or quasi-public use under any statute or by right of eminent domain, or purchased under threat of such taking, this Lease shall automatically terminate on the date on which the condemning authority takes possession of the Premises (the “date of such taking”).

B. If during the Term only part of the Building is taken or purchased as set out in Article 16A, then (i) if in the reasonable opinion of Landlord substantial alteration or reconstruction of the Building is necessary or desirable as a result thereof, whether or not the Premises are or may be affected, Landlord shall have the right to terminate this Lease by giving Tenant at least 30 days written notice of such termination, and (ii) if more than one-third of the number of Square Feet in the Premises is included in such taking or purchase, Landlord and Tenant shall each have the right to terminate this Lease by giving the other at least 30 days written notice thereof. If either party exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice, provided, however, that no termination pursuant to notice hereunder may occur later than 60 days after the date of such taking.

C. On any such date of termination under Subsection A. or B. above, Tenant shall immediately surrender to Landlord the Premises and all interest therein under this Lease. Landlord may re-enter and take possession of the Premises and remove Tenant therefrom, and the Rent shall no longer accrue from the date of termination, except that if the date of such taking differs from the date of termination, Rent shall no longer accrue from the former date in respect of the portion taken. After such termination, and on notice from Landlord stating the Rent then owing, Tenant shall forthwith pay Landlord such Rent.

D. If any portion of the Premises (but less than the whole thereof) is so taken and no rights of termination herein conferred are timely exercised, the Term of this Lease shall expire with respect to the portion so taken on the date of such taking. In such event the Rent payable hereunder with respect to such portion so taken shall no longer accrue from such date, and the Rent thereafter payable with respect to the remainder not so taken shall be adjusted pro rata by Landlord in order to account for the resulting reduction in the number of Square Feet in the Premises

E. Upon any such taking or purchase, Landlord shall be entitled to receive and retain the entire award or consideration for the affected lands and improvements subject to the rights of any mortgagee of Landlord’s interest in the Land or the Building as their respective interests may appear, and Tenant shall not have nor advance any claim against Landlord for the value of Tenant’s property or Tenant’s leasehold estate or the unexpired Term of this Lease, or for costs of removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase. Nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account from the condemning authority any award or compensation attributable to the taking or purchase of Tenant’s chattels or trade fixtures or attributable to Tenant’s relocation expenses provided that any such separate claim by Tenant shall not reduce or adversely affect the amount of Landlord’s award. If any such award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefor to the other.

17. MAINTENANCE OF PREMISES: A. Landlord shall repair and maintain in good order and condition, ordinary wear and tear excepted, the roof, the outside walls, and the structural portions of the Premises. Tenant waives the provisions of any law, or any right Tenant may have under common law, permitting Tenant to make repairs at Landlord’s expense or to withhold Rent or terminate this Lease based on any alleged failure of Landlord to make repairs. All costs associated with the repair and maintenance obligations of Landlord under this section shall be included in and constitute Expenses.

B. Except as provided in Subsection A above and Subsection C below, Landlord shall have no maintenance obligation with respect to the Premises and no obligation to make any repairs, in, on, or to the Premises. Tenant assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance, and management of the Premises including of plumbing, electrical and mechanical systems servicing its premises, and all improvements, throughout the Lease Term, except to the extent expressly set forth in Subsection A above and Subsection C below. Tenant shall maintain the Premises (including, without limitation, all furniture, fixtures, equipment, and decorations) in good repair and in a clean, attractive, first-class condition. Without limiting the generality of foregoing, Tenant agrees to repair, replace, and maintain in good and operational order and condition the non-structural interior portions of the Premises, including interior doors, interior windows, plate and window glass, floor coverings, wall coverings, furniture, fixtures, equipment, and appliances and the electrical and mechanical systems not considered Building Project standard which have been installed for the exclusive use and benefit of Tenant such as electrical services for computers or similar items and security or telephone systems for the Premises. All replacements shall be of equal quality and class to the original items replaced. Tenant shall not commit or allow to be committed any waste on any portion of the Premises.

C. Landlord on Tenant’s behalf and at Tenant’s expense agrees to maintain, repair and replace as necessary, throughout the Lease Term, the heating, ventilation and air conditioning (“HVAC”) system of the Premises. Landlord shall maintain a preventive maintenance contract (the “HVAC Maintenance Contract”) for the HVAC system. The HVAC Maintenance Contract (i) shall be with one of the licensed HVAC maintenance companies from a list of contractors approved by the Landlord, (ii) shall run on a calendar year basis, and (iii) shall provide for, at a minimum, the regular performance of all of the maintenance items set forth on Exhibit H to this Lease. Tenant hereby agrees to pay to Landlord, as Additional Rent, the cost of the HVAC Maintenance Contract, in monthly installments, and the cost of any necessary repairs or replacement of the HVAC system, all of which shall be due and payable within ten (10) days after Tenant’s receipt of Landlord’s invoice. Notwithstanding the foregoing, Tenant agrees to be solely responsible for the maintenance and repair or replacement of any supplemental HVAC unit that is installed and/or operated in the Premises on Tenant’s behalf. Tenant, at its expense, shall maintain through the Lease Term an HVAC Maintenance Contract for the supplemental HVAC unit(s) that meets the same requirements set froth in this subsection for Landlord’s HVAC Maintenance Contract. In the event Tenant fails to maintain the HVAC Maintenance Contract for the supplemental HVAC unit(s) as provided above, Landlord may obtain an HVAC Maintenance Contract for the benefit of Tenant, and Tenant shall pay to Landlord the cost of the contract upon demand. All repairs and replacements to the supplemental HVAC unit(s) shall be performed by a licensed contractor from Landlord’s approved list, or a contractor otherwise approved in writing by Landlord. In addition, Landlord shall approve in writing the scope of work for any repairs or replacements to the supplemental HVAC unit(s) if the cost of the repair or replacement is reasonably anticipated to exceed Five Hundred Dollars ($500.00). Notwithstanding the foregoing or any provision herein to the contrary, Landlord shall be responsible for all costs associated with any necessary repairs or replacements of the HVAC system serving the Premises during the period beginning on the date this Lease is fully executed and ending on the three hundred sixty fifth (365th) day thereafter; provided, however, that during this period, Tenant shall remain solely responsible for all costs associated with the maintenance and repair or replacement of any supplemental HVAC unit that is installed and/or operated in the Premises on Tenant’s behalf. Following the expiration of the 365-day period referenced in the preceding sentence, Tenant shall be responsible for all costs associated with any necessary repairs or replacements of the HVAC system and any supplemental HVAC unit(s) that is installed and/or operated in the Premises on Tenant’s behalf, as provided above, not to exceed an aggregate of $8,000 in any one year.

18. ESTOPPEL CERTIFICATES: From time to time, Tenant, upon not less than ten (10) days’ prior written notice, shall execute and deliver to Landlord a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there shall have been any modification, that the same is in full force and effect as modified and stating the modification), (ii) the amount of any prepaid Rent or security deposit paid under this Lease, (iii) the dates to which the Rent and other charges have been paid, (iv) whether or not Tenant claims any defenses or offsets with respect to its obligations under this Lease and whether or not Landlord is in default in the performance of any covenant, agreement, or condition contained in this Lease on its part to be performed, and, if so, specifying each such defense, offset, or default of which Tenant may have knowledge, and (v) such other matters as may be required by institutional lenders and others in similar estoppel certificates. In addition, if requested, Tenant shall provide such financial information concerning Tenant and Tenant’s business operations and Guarantor as may be reasonably requested by any mortgagee or prospective mortgagee or purchaser of the Premises. Should Tenant fail timely to deliver a statement, in addition to any other remedies available to Landlord, Landlord shall have the right to deliver such statement as Tenant’s attorney-in-fact. The limited power of attorney granted by Tenant in the immediately preceding sentence being coupled with an interest is deemed to be irrevocable by Tenant. Nothing contained in this section shall constitute a waiver by Landlord of any default in payment of Rent or other charges existing as of the date of such notice.

19. SUBORDINATION: This Lease is and shall be subject and subordinate to any ground, overriding, or underlying leases and the rights of the landlords under such leases and to all mortgages which may now or hereafter affect such leases or the Building Project, and to all renewals, modifications, consolidations, replacements, and extensions of such leases and mortgages. In confirmation of such subordination, Tenant shall execute promptly any certificate that Landlord may request. The failure of Tenant to execute any such certificate within ten (10) days following written demand by Landlord shall constitute a material default under the terms of this Lease. In addition, and without limitation of the rights set forth above, should Tenant fail timely to deliver a certificate, in addition to any other remedies available to Landlord, Landlord shall have the right to deliver such certificate as Tenant’s attorney-in-fact. The limited power of attorney granted by Tenant in the immediately preceding sentence being coupled with an interest is deemed to be irrevocable by Tenant. If any ground or underlying lease is terminated, or any mortgage foreclosed, this Lease shall not terminate or be terminable by Tenant unless Tenant was specifically named in any termination or foreclosure judgment or final order. If any ground or underlying lease is terminated as aforesaid, or if the interest of Landlord under this Lease is transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if the holder of any mortgage acquires a lease in substitution therefor, or if this Lease is terminated by termination of any lease or by foreclosure of any mortgage to which this Lease is or may be subordinate, then Tenant will, at the option to be exercised in writing by the landlord under any ground or underlying lease or such purchaser, assignee, or tenant, as the case may be, (i) attorn to it and will perform for its benefit all the terms, covenants, and conditions of this Lease on Tenant’s part to be performed with the same force and effect as if said landlord or such purchaser, assignee, or tenant were the landlord originally named in this Lease, or (ii) enter into a new lease with the landlord or the purchaser, assignee, or tenant for the remainder of the Lease Term and otherwise on the same terms, conditions, and Rents as provided in this Lease. Notwithstanding any provision herein to the contrary, Tenant’s obligation to subordinate its interests or attorn to any ground lessor and/or mortgagee as provided herein is conditioned upon the ground lessor and/or mortgagee’s execution and deliver to Tenant of a commercially reasonable subordination, attornment and non-disturbance agreement pursuant to which the ground lessor and/or mortgagee agrees not to disturb Tenant’s possession and quiet enjoyment of the Premises as long as Tenant is not in default under the Lease.

20. INDEMNITY: Subject to the insurance requirements, releases and mutual waivers of subrogation set forth in this Lease, Tenant agrees as follows:

A. Indemnity. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising out of or related to (i) any activity, work, or other thing done, permitted or suffered by Tenant in or about the Premises or the Building, (ii) any breach or default by Tenant in the performance of any of its obligations under this Lease, or (iii) any act or neglect of Tenant, or any officer, agent, employee, contractor, servant, invitee or guest of Tenant.

B. Defense Obligation. If any such action is brought against Landlord, then Tenant, upon notice from Landlord, shall defend the same through counsel selected by Landlord’s insurer, or other counsel acceptable to Landlord. The provisions of this Section shall survive the termination of this Lease.

21. ANTI-WAIVER: The failure of a party to insist upon the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default. No notice to or demand on a party shall of itself entitle such party to any other or further notice or demand in similar or other circumstances. No waiver shall be effective unless expressed in writing and signed by the waiving party. The receipt by Landlord of any Rent after default on the part of Tenant (whether such Rent is due before or after such default) shall not be deemed to operate as a waiver of the right of Landlord to enforce the payment of any other Rent reserved in this Lease which may be due and owing at such time, or otherwise, or to pursue any other remedies provided in this Lease or otherwise available to Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent actually owed pursuant to the terms of this Lease shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement of, or statement on, any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided under this Lease. No act of Landlord shall be deemed an acceptance of a surrender of the Premises and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The acceptance of the keys to the Premises by the Landlord from the Tenant prior to the termination of this Lease will not operate as a termination of the Lease or a surrender of the Premises unless done pursuant to a written agreement duly executed on behalf of Landlord and specifically evidencing an express intention by Landlord so to effect a termination or accept a surrender. It is the intention of the parties that this section modify the common law rules of waiver and estoppel.

22. NO REPRESENTATIONS BY LANDLORD: Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Building Project or the Premises, the Rents, leases, expenses of operation, or any other matter affecting or relating to the Premises, except as expressly set forth in this Lease and no rights, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

23. SERVICES AND UTILITIES:

A. Tenant shall arrange for and pay, when due, all costs and expenses incurred in connection with provision of utility services to the Premises, including, but not limited to electricity, janitorial services, vermin and pest control, repair and maintenance of the interior of the Premises, and such other services as Tenant, in accordance with the terms and provisions of this Lease, requires for the Premises not otherwise specifically required to be furnished by Landlord in this Lease. Such costs and expenses shall include but not be limited to the utility charges for ongoing service, and all costs associated with the provision of separate meters to the Premises.

B. Tenant’s right to obtain telecommunications access shall be subject to Plans and Specifications to be approved in advance in writing by Landlord at its sole and absolute discretion.

Tenant acknowledges and agrees that any and all telephone and telecommunication services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord requests otherwise or consents in writing, all of Tenant’s telecommunications equipment shall be located and remain solely in the Premises. Landlord shall not have any responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any telecommunications service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto. Landlord shall have the right, upon reasonable prior oral or written notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, the provider shall not be permitted to install its lines or other equipment within the Building without first securing the prior written approval of Landlord. Landlord’s approval may be conditioned in such a manner as to protect Landlord’s financial interest, the interest of the Building, and the other tenants therein. The refusal of Landlord to grant its approval to any prospective telecommunications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease. The provision of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease. Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, within the Premises or the Building, without Landlord’s prior written consent. Landlord’s consent may be conditioned in such a manner so as to protect Landlord’s financial interests, the interests of the Building, and the other tenants therein. At Landlord’s option, Tenant may be required to remove any and all telecommunications equipment (including wireless equipment) installed in the Premises or elsewhere in or on the Building by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal prior to the expiration or termination of the Lease and at Tenant’s sole cost.

C. Tenant shall pay to Landlord, as Additional Rent the costs of any modification to any Building Project utility or service system necessary to accommodate Tenant. Notwithstanding the foregoing, Landlord shall not be required to make any modification to any utility or service system of the Building Project on behalf of Tenant.

D. Landlord shall not be liable to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service or any other utility service to the Premises is changed or is no longer available or suitable for Tenant’s requirements. Tenant’s use of electrical and heating, ventilating, and air conditioning services furnished by Landlord shall not exceed, either in voltage, rated capacity, use, or overall load, that which Landlord deems to be standard for the Building Project. If Tenant requests permission to consume electrical or heating, ventilating, and air conditioning services in excess of those deemed by Landlord to be standard for the Building Project, Landlord may refuse to consent to such usage or may consent upon such conditions as Landlord elects (including the installation of utility service upgrades, submeters, air handlers, or cooling units), and all costs associated with such additional usage and the installation and maintenance of facilities therefor shall be paid by Tenant as Additional Rent.

E. In no event shall Landlord be liable for damages resulting from any of the fixtures or equipment in the Building Project being out of repair, or for injury to persons, property, or business caused by any defects in the electric, HVAC, telecommunications systems, or water and sewer apparatus, or for any damages arising out of the failure to furnish HVAC, water and sewer, janitor, or other service, whether or not such loss, or damage results from any fault, default, negligence, act or omission of Landlord or its agents, servants, employees, or any other person for whom Landlord is in law responsible, and any such interruption or failure shall in no manner constitute an actual or constructive eviction of Tenant or entitle Tenant to abatement of any Rent due under this Lease.

F. Tenant expressly acknowledges that if Landlord, from time to time, elects to provide security services, Landlord shall not be deemed to have warranted the efficiency of such security personnel, services, procedures, or equipment and Landlord shall not be liable in any manner for the failure of any such security personnel, services, procedures, or equipment to prevent or control, or apprehend anyone suspected of, personal injury or property damage in, on, or around the Building Project. If at any time during the Lease Term the Building Project has any type of card access system for the Parking Areas or the building in which the Premises are located, Tenant shall purchase access cards for all occupants of the Premises from Landlord at a building standard charge and shall comply with building standard terms relating to access to the Parking Areas and the building.

24. SECURITY DEPOSIT: The Security Deposit shall be paid to Landlord upon the execution of this Lease by Landlord and Tenant. The Security Deposit shall be held by Landlord as security for Tenant’s full and faithful performance of the terms, covenants, and conditions of this Lease including the payment of Base Rent and Additional Rent. The Security Deposit shall not be considered an advance payment of Rent and shall never constitute liquidated damages for any default by Tenant. The Security Deposit may be commingled with other funds of Landlord and Landlord shall have no liability for the accrual or payment of any interest on the Security Deposit.

A. Application of Security Deposit: Landlord may use, apply, or retain the whole or any part of the Security Deposit to the extent required for the payment of any Base Rent and Additional Rent, or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default under any of the provisions of this Lease. Tenant expressly acknowledges that Tenant shall not have the right to apply the Security Deposit to Rent. Application of the Security Deposit to Rents owed shall be at the sole option of Landlord, and the right to possession of the Premises by Landlord for nonpayment of Rent or for any other reason shall not in any event be affected by the existence of the Security Deposit.

B. Replenishment of Security Deposit: If Landlord uses, applies, or retains the whole or any part of the Security Deposit, Tenant shall deliver to Landlord such sums as necessary to replenish the Security Deposit to its original sum within five (5) days after notification from Landlord of the amount due. Failure to pay the amount due within the required time period shall constitute a material default under this Lease.

C. Transfer of Building Project: In the event of a sale, or transfer of the Building Project or any part of the Building Project, Landlord shall have the right to transfer the Security Deposit to the vendee, tenant, or mortgagee and if the Security Deposit is so transferred, Landlord shall thereafter be relieved from any liability with respect to the Security Deposit.

D. Prohibition on Tenant Assignment: Tenant shall not assign or encumber its rights with respect to the Security Deposit. Landlord and its successors or assigns shall not be bound by any purported assignment or have any liability to any purported assignee.

E. When Returned: If Tenant fully and faithfully complies with all of the terms, covenants, and conditions of this Lease, any part of the Security Deposit not used or retained by Landlord pursuant to the terms of this Lease shall be returned to Tenant after the expiration of the Lease Term and after Tenant’s delivery of possession of the Premises to Landlord.

25. GOVERNMENTAL REGULATIONS: A. Tenant, at its sole cost and expense, shall promptly comply with all laws, orders, and regulations of all county, municipal, state, federal, and other applicable governmental authorities, and all recorded covenants and restrictions affecting the Building Project, now in force, or which may hereafter be in force, pertaining to Tenant or its use of the Premises, and shall faithfully observe, in the use of the Premises, all municipal and county ordinances and state and federal laws now in force or which may hereafter be in force, which shall impose any duty upon Tenant with respect to the Premises or the use or occupancy of the Premises, including, but not limited to, all such laws relating to fire and safety, hazardous materials, indoor air quality, and to persons with disabilities (whether the requirements be structural or non-structural), and specifically, but without limitation, installation and maintenance of sprinklers, fire alarms, smoke detectors and other sensors, and alterations and other measures necessary to comply with the ADA. At Landlord’s option, such compliance, installation, and maintenance may be performed by Landlord, at Tenant’s expense, to be paid by Tenant promptly when billed by Landlord.

B. Tenant shall, at its sole cost and expense, comply with all requirements of the Board of Fire Underwriters of the state of Florida or any other similar body affecting the Premises and shall not use the Premises in a manner which shall increase the rate of fire insurance or other insurance of Landlord over that in effect during the year prior to the Commencement Date. If the use of the Premises by Tenant increases any such insurance rate with respect to the Building Project, Tenant shall reimburse Landlord for all such increased costs.

C. Tenant shall, at its sole cost and expense, promptly apply for, and with due diligence obtain, all licenses and permits from time to time required to enable Tenant to conduct its business under this Lease. No failure of Tenant to obtain or maintain such licenses or permits, or extensions or renewals thereof, shall release Tenant from the performance and observance of Tenant’s obligations under this Lease.

26. SIGNS Tenant will not place or permit to be placed or maintained on any portion of the Building Project, including on any exterior door, wall, or window of the Premises, or within the interior of the Premises, if visible from the exterior of the Premises, any signage or advertising matter of any kind, without first obtaining Landlord’s written approval and consent, which may be arbitrarily withheld. Notwithstanding the foregoing, Tenant shall at Tenant’s expense be permitted to place a sign bearing its name on the entrance door to the Premises, subject to Landlord’s written approval, in accordance with the criteria adopted from time to time by Landlord for the Building Project. Any changes or additional listings shall be furnished (subject to availability of space) for a building standard charge.

27. SURVIVAL: Any liability or obligation of Landlord or Tenant arising during or accruing with respect to the Lease Term shall survive the expiration or earlier termination of this Lease, including, without limitation, obligations and liabilities relating to (i) the adjustments of Additional Rent for Expenses referenced in the Operating Expenses section of this Lease, (ii) the condition of the Premises or the removal of Tenant’s Property, and (iii) the indemnity provisions of this Lease.

28. BROKER: Tenant represents and warrants that it has not dealt with any real estate broker, finder or other person, with respect to this Lease in any manner, except Landlord’s broker, Highwoods/Florida GP Corp. whose address is 3111 W. Dr. Martin Luther King, Jr. Blvd., Suite 300, Tampa, FL 33607 and CLW Real Estate Services Group, Inc., 4301 Anchor Plaza Parkway, Suite 400, Tampa, Florida 33634. Landlord shall pay only any commissions or fees that are payable to the above-named broker or finder with respect to this Lease pursuant to Landlord’s separate agreement with such broker or finder. Tenant shall indemnify and hold Landlord harmless from any and all damages resulting from claims that may be asserted against Landlord by any other broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by Tenant in the future), claiming to have dealt with Tenant in connection with this Lease or any amendment or extension hereto, or which may result in Tenant leasing other or enlarged space from Landlord. Landlord shall indemnify and hold Tenant harmless from any and all damages resulting from claims that may be asserted against Tenant by any other broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by Landlord in the future), claiming to have dealt with Landlord in connection with this Lease or any amendment or extension hereto, or which may result in Landlord leasing other or enlarged space from Tenant. The provisions of this paragraph shall survive the termination of this Lease.

29. QUIET ENJOYMENT: A. Landlord covenants and agrees that, upon Tenant’s paying the Base Rent and any Additional Rent payable under this Lease and performing all of the other provisions of this Lease on its part to be performed, Tenant may peaceably and quietly hold and enjoy the Premises for the Lease Term without material hindrance or interruption by Landlord or any other person claiming by, through, or under Landlord, subject, nevertheless, to the terms, covenants, and conditions of this Lease and all existing or future ground leases, underlying leases, mortgages, or deeds of trust encumbering the Building Project.

B. Notwithstanding the foregoing, Landlord may close the Building Project and preclude access to the Premises in the event of the threat of an emergency such as a hurricane, civil commotion, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, floods, other natural disaster, or act of God.

30. END OF TERM: A. Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease in good order and condition, broom clean, except for reasonable wear and tear and damage by fire or other casualty (but recognizing Tenant’s obligations to maintain the Premises as provided in this Lease) and Tenant shall surrender all keys for the Premises to Landlord. In addition, Tenant shall remove all computer, telephone and data cabling servicing its premises. If Tenant shall hold over after the Expiration Date or other termination of this Lease, such holding over shall not be deemed to be a renewal of this Lease but shall be deemed to create a month to month tenancy only and by such holding over Tenant shall continue to be bound by all of the terms and conditions of this Lease, except that during such month to month tenancy Tenant shall pay to Landlord (A) the greater of (i) two (2) times the monthly Base Rent Landlord is then charging new tenants for space in the Building, or (ii) two (2) times the Base Rent payable hereunder during the last month of the Term, and (B) any and all Operating Expenses and other forms of Additional Rent payable under this Lease. Such month-to-month tenancy may be terminated by Landlord or Tenant effective as of the last day of any calendar month by delivery to the other of notice of such termination prior to the first day of such calendar month. Tenant shall indemnify, defend and hold Landlord harmless from and against any claim, damage, loss, liability, judgment, suit, disbursement or expense (including consequential damages and reasonable attorneys’ fees and disbursements) (collectively, “Claims”) resulting from failure to surrender possession upon the Expiration Date or sooner termination of the Term, including any Claims made by any succeeding tenant, and such obligations shall survive the expiration or sooner termination of this Lease.

B. The term “Landlord’s Property” shall mean all fixtures, including those items that may be denominated or characterized as Tenant’s business or trade fixtures, equipment, improvements, appurtenances, and carpeting, attached to or built into the Premises at the Commencement Date or during the Lease Term, whether or not by or at the expense of Tenant, and any personal property in the Premises on the Commencement Date, unless installed and paid for by Tenant. Alterations, whether temporary or permanent in character, including, but not limited to, HVAC equipment, wall coverings, carpeting and other floor coverings, blinds and other window treatments, lighting fixtures and bulbs, built-in or attached shelving, built-in furniture, counter tops, cabinetry, bathroom fixtures, sinks, kitchen area improvements, and wall mirrors, made by Landlord or Tenant in or upon the Premises shall be deemed Landlord’s Property. All Landlord’s Property shall be and remain a part of the Premises at the expiration or sooner termination of the Lease Term (without compensation to Tenant) and shall not be removed or replaced by Tenant without the prior written consent of Landlord.

C. The term “Tenant’s Property” shall mean all moveable machinery and equipment, including moveable communications equipment and moveable office equipment, which are installed in the Premises by or for the account of Tenant without expense to Landlord and which can be removed without structural damage to the Premises and the Building Project, and all moveable furniture, furnishings, and other articles of moveable personal property owned by Tenant and located in the Premises. Subject to the rights of the Landlord, Tenant’s Property may be removed by Tenant at any time during the Lease Term; provided, however, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building Project resulting from the initial installation or removal, or both, of Tenant’s Property. Any machinery, equipment, furniture, furnishings, or other property for which Landlord shall have granted any allowance or credit to Tenant shall not be deemed to have been installed by or for the account of Tenant without expense to Landlord and shall not be considered Tenant’s Property, but shall be deemed Landlord’s Property.

D. Upon the expiration or sooner termination of the Lease Term, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property (except such items as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord) and all Alterations which Landlord designates by notice to Tenant given at any time up to six (6) months prior to the termination of the Lease. Tenant, at Tenant’s sole cost and expense, shall also repair any damage to the Premises and the Building Project caused by such removal. Any items of Tenant’s Property which shall remain in the Premises after the expiration or sooner termination of the Lease Term, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property to be disposed of by Landlord, without accountability to Tenant or any other party, in such manner as Landlord shall determine, at Tenant’s expense.

31. RECORDATION: Tenant shall not record this Lease or any memorandum, “short form,” or other notice of this Lease without the prior written consent of Landlord.

32. LEASE NOT BINDING UNLESS EXECUTED: Submission by Landlord of this Lease for execution by Tenant shall not constitute an offer and shall confer no rights nor impose any obligations on either party unless and until both Landlord and Tenant shall have executed this Lease.

33. CONSTRUCTION OF LANGUAGE: Whenever in this Lease the context allows, the terms “Lease,” “Lease Term,” and “term of this Lease,’ or terms of similar import, shall be deemed to include all renewals, extensions, or modifications of this Lease or the Lease Term; and the word “including” shall be deemed to mean ‘including without limitation.” The headings of sections or subsections in this Lease are for convenience only and shall not be relevant for purposes of interpretation of the provisions of this Lease. This Lease has been negotiated “at arm’s length” by and between Landlord and Tenant, each having the opportunity to be represented by legal counsel of its choice and to negotiate the form and substance of this Lease, and therefore this Lease shall not be more strictly construed against either party by reason of the fact that one party may have drafted any or all of the provisions of this Lease.

34. INTERLINEATION: Whenever in this Lease any printed portion has been stricken out, whether or not any relative provision has been added, this Lease shall be construed as if the material so stricken was never included in this Lease and no inference shall be drawn from the material so stricken out which would be inconsistent in any way with the construction or interpretation which would be appropriate if such material were never contained in this Lease.

35. ATTORNEYS’ FEES: In connection with any suit, action, or other proceeding, including arbitration or bankruptcy, arising out of or in any manner relating to this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and disbursements (including disbursements which would not otherwise be taxable as costs in the proceeding). In addition, if Landlord becomes a party to any suit or proceeding affecting the Premises or involving this Lease or Tenant’s interest under this Lease, other than a suit between Landlord and Tenant, or if Landlord engages counsel to collect any of the amounts owed under this Lease, or to enforce performance of any of the agreements, conditions, covenants, provisions, or stipulations of this Lease, without commencing litigation, then Landlord’s costs, expenses, and reasonable attorneys’ fees and disbursements incurred with respect thereto shall be paid to Landlord by Tenant, on demand, as Additional Rent. All references in this Lease to attorneys’ fees shall be deemed to include all legal assistants’ and paralegals’ fees and shall include all fees incurred through all post-judgment and appellate levels and in connection with bankruptcy proceedings.

36. NOTICES: A. Except as otherwise expressly provided in this Lease, all Communications shall be in writing. A Communication shall be deemed to have been delivered and received on the earlier of the day actually received (by whatever means sent) if received before 5:00 PM on a Business Day (or, if not received before 5:00 PM on a Business Day, on the first Business Day after the day of receipt) or, regardless of whether or not received after the dates hereinafter specified, (i) on the date of delivery or refusal of delivery, if by hand delivery; (ii) on the first Business Day after having been delivered to a nationally recognized overnight air courier service (such as Federal Express) before 7:00 PM; or (iii) on the third Business Day after having been deposited with the United States Postal Service, Registered or Certified Mail, Return Receipt Requested; in each case addressed to the respective party at the such party’s Notice Address, which Notice Address may be changed by notice delivered to the other party in accordance with the terms of this section; provided that if Tenant has vacated the Premises or is in default of this Lease, Communications may be delivered by any manner permitted by law for service of process.

B. The respective attorneys for each party are authorized to give any Communication pursuant to this Lease on behalf of their respective clients. Any Communication so given by an attorney shall be deemed to have been given by such attorney’s client. However, failure to give a copy of any Communication to the attorney for a party does not affect the validity of the Communication provided that the Communication has been given to or received by the party represented by that attorney. If the addressee, or its attorney, refuses delivery of any Communication or if the Communication is returned to the addressor unopened by the addressee, effective notice shall still be deemed to have been given. If there is more than one (1) party constituting Tenant, any Communication may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof.

C. Notwithstanding anything contained in this Lease to the contrary, for purposes of the notice requirement set forth in Section 83.20(2), Florida Statutes (1995), delivery of such notice shall be deemed to have been fully given, made, sent, and received upon hand delivery to the Premises, or one (1) day after being deposited with Federal Express or other similar overnight delivery service addressed to Tenant’s Notice Address. The failure to deliver a copy of the notice required pursuant to Section 83.20(2), Florida Statutes (1995) to any party entitled to receive copies of notices under this Lease shall not affect the validity or effectiveness of the method of service or the service or delivery of such notice.

37. RADON GAS: The following notification is provided pursuant to Section 404.056, Florida Statutes (1995): “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”

38. RIGHTS OF SUCCESSORS AND ASSIGNS: This Lease shall bind and inure to the benefit of the heirs, personal representatives, administrators, and, except as otherwise provided in this Lease, the successors or assigns of the parties in this Lease. If there is more than one (1) party constituting Tenant, each such party shall be jointly and severally liable with the other parties constituting Tenant for the performance of all of the obligations of Tenant under this Lease.

39. SEVERABILITY: If any provision of any section or subsection of this Lease or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of that section or subsection and this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and the remainder of such section and this Lease shall otherwise remain in full force and effect.

40. JURY WAIVER; COUNTERCLAIMS LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH (i) THIS LEASE, (ii) THE RELATIONSHIP OF LANDLORD AND TENANT, (iii) TENANTS USE OR OCCUPANCY OF THE PREMISES, OR (iv) THE RIGHT TO ANY STATUTORY RELIEF OR REMEDY. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION OR PROCEEDING COMMENCED BY LANDLORD TO OBTAIN POSSESSION OF THE PREMISES. IF TENANT VIOLATES THIS PROVISION BY FILING A PERMISSIVE COUNTERCLAIM, WITHOUT PREJUDICE TO LANDLORD’S RIGHT TO HAVE SUCH COUNTERCLAIM DISMISSED, THE PARTIES STIPULATE THAT SHOULD THE COURT PERMIT TENANT TO MAINTAIN THE COUNTERCLAIM, THE COUNTERCLAIM SHALL BE SEVERED AND TRIED SEPARATELY FROM THE ACTION FOR POSSESSION PURSUANT TO RULE 1.270(b) OF THE FLORIDA RULES OF CIVIL PROCEDURE OR OTHER APPLICABLE LAW. THE ACTION FOR POSSESSION SHALL THEN PROCEED PURSUANT TO THE SUMMARY PROCEDURES SET FORTH IN SECTION 51.011, FLORIDA STATUTES (1995). THE WAIVERS SET FORTH IN THIS SECTION ARE MADE KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY BY TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THESE WAIVERS WITH COUNSEL. THIS PROVISION IS A MATERIAL INDUCEMENT TO LANDLORD IN AGREEING TO ENTER INTO THIS LEASE.

41. INTEGRATION: This Lease shall constitute the entire agreement of the parties with respect to the matters set forth in this Lease. All prior understandings and agreements had between the parties with respect to such matters, including all lease proposals, letters of intent, and similar documents, are merged into this Lease, which alone fully and completely expresses their understanding.

42. AMENDMENT: This Lease may not be amended, modified, altered, or changed in any respect, except by further agreement in writing duly executed by Landlord and Tenant.

43. TIME IS OF THE ESSENCE: Time is of the essence with respect to all of the obligations of Tenant under this Lease.

44. FORCE MAJEURE: Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed or hindered in, or prevented from the performance of, any act required under this Lease (other than the payment of Rent by Tenant) by reason of strike, lockout, civil commotion, warlike operation, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material, utility, service, or financing, through hurricanes, floods, other natural disasters, or acts of God, or for any other cause beyond the direct control of the party who is seeking additional time for the performance of such act, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of such delay.

45. Intentionally Deleted.

46. TENANT’S REPRESENTATIONS: Tenant represents and warrants as follows:

(a) Tenant is duly organized, validly existing, and in good standing under the laws of the state in which it was formed and is duly qualified to transact business in the state of Florida.

(b) Tenant has full power to execute, deliver, and perform its obligations under this Lease.

(c) The execution and delivery of this Lease, and the performance by Tenant of its obligations under this Lease, have been duly authorized by all necessary action of Tenant, and do not contravene or conflict with any provisions of Tenant’s Articles of Incorporation or By-laws, if Tenant is a corporation, or Tenant’s Partnership Agreement, if Tenant is a partnership, or any other agreement binding on Tenant.

(d) The individual executing this Lease on behalf of Tenant has full authority to do so.

(e) If Tenant is a corporation, the scroll seal set forth immediately below the signature of the individual executing this Lease on Tenant’s behalf has been adopted by the corporation as its seal for the purpose of execution of this Lease and such seal has been affixed to this Lease as the seal of the corporation and not as the personal or private seal of the officer executing this Lease on behalf of the corporation.

(f) Tenant’s financial statements previously furnished to Landlord were at the time given true and correct in all material respects and there have been no material changes to the information contained in such financial statements subsequent to the dates thereof.

47. LANDLORD’S REPRESENTATION: If Landlord is a corporation, the scroll seal set forth immediately below the signature of the individual signing this Lease on Landlord’s behalf has been adopted by the corporation as its seal for the purpose of execution of this Lease and such seal has been affixed to this Lease as the seal of the corporation and not as the personal or private seal of the officer executing this Lease on behalf of the corporation.

48. Intentionally Deleted.

49. PARKING: A. As long as Tenant is entitled to the possession of the Premises, Tenant shall be entitled to use its Allocated Parking Spaces. Such Allocated Parking Spaces may be used only by principals, guests, contractors and employees of Tenant. Tenant shall not have the right to lease or otherwise use more than the number of Allocated Parking Spaces set forth above.

B. Except for particular spaces and areas designated from time to time by Landlord for reserved parking, if any, all parking in the Parking Areas shall be on an unreserved, first-come, first-served basis. Landlord agrees to clearly identify any reserved parking spaces or areas with appropriate markings and/or signage.

C. Landlord shall have the right to tow, otherwise remove or boot improperly parked vehicles, blocking ingress or egress lanes, or violating parking rules, at the expense of the offending tenant and/or owner of the vehicle and without liability to Landlord. Tenant agrees to indemnify, defend, and save Landlord harmless from and against any damage or loss, including reasonable attorneys’ fees, incurred by Landlord as a result of any such towing or booting of any improperly parked vehicles owned or driven by Tenant’s employees, agents, contractors and invitees. Landlord shall be entitled to a fee of $50.00 for each day the boot remains in place.

D. Tenant’s right to use, and its right to permit its principals, employees, contractors, and guests to use, the Parking Areas are subject to the following conditions: (i) Landlord has made no representations or warranties with respect to the Parking Areas, the number of spaces located therein, or access thereto; (ii) Landlord reserves the right to reduce the number of spaces in the Parking Areas so long as the number of spaces remaining is in compliance with all applicable governmental requirements, and reserves the right to change the access to the Parking Areas, provided that some manner of reasonable access to the Parking Areas remains after such change; and either of the foregoing shall not entitle Tenant to any claim against Landlord or to any abatement of Rent; (iii) Landlord has no obligation to provide security or a parking lot attendant and Landlord shall have no liability on account of any loss or damage to any vehicle or the contents thereof, or any personal injury, property damage, or other tort liability suffered by Tenant, its employees, agents, or contractors, Tenant agreeing to bear the risk of loss for same; (iv) if and when so requested by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of Tenant, its principals, employees, agents, and contractors; and (v) Landlord (or the operator of the Parking Areas) may charge Tenant (and/or its employees, agents, contractors, invitees, and visitors) directly for the parking fee established by Landlord (or such operator) from time to time for the use of such Parking Areas that are reserved.

50. CONFIDENTIALITY: Tenant shall not disclose the terms of this Lease to any third party without Landlord’s prior consent.

51. OFFER IRREVOCABLE. Tenant hereby offers to lease from Landlord the Premises under the terms and conditions of this Lease. Landlord shall not be deemed to have made an offer to Tenant by preparing and delivering this Lease to Tenant and no agreement respecting the Premises shall arise or exist between the parties except through the making of this offer by Tenant and the acceptance and execution by Landlord. This offer shall be irrevocable and open for acceptance by Landlord until 5:00 p.m. on the fifteenth (15th) day after execution and delivery hereof by Tenant to Landlord, and if not accepted by then may be withdrawn by Tenant.

52. PRESUMPTION. In all cases hereunder, and in any suit, action or proceeding of any kind between the parties, it shall be presumptive evidence of the fact of the existence of a charge being due, if Landlord shall produce a bill, notice or certificate to the effect that such charge appears of record on the books in Landlord’s office or appears as an open charge on the books, records or official bills of municipal authorities, and has not been paid.

53. NO PENDING CLAIMS AGAINST TENANT. Tenant hereby warrants and represents that within Tenant’s knowledge, there are no claims, causes of action or other litigation or preceding pending or, to the best of Tenant’s knowledge, threatened in respect to Tenant, except for claims which are fully insured and as to which the insurer has accepted defense without reservation.

54. LETTER OF CREDIT. Within five (5) days after execution of this Lease, and as security for the full and faithful performance by Tenant of each and every term, provision, covenant, and condition of this Lease, Tenant shall deliver to Landlord an irrevocable letter of credit (“Letter of Credit”) issued by a major money center bank with a Standard & Poor’s rating of not less than “A” in the amount of $271,365.00.

The Letter of Credit shall be in the form of a customary irrevocable letter of credit, satisfactory in form and substance to Landlord. Among other things, it shall (i) name Landlord as beneficiary, (ii) have an Initial Expiration Date no earlier than July 31, 2011 (iii) contain a so-called evergreen provision requiring annual renewal of the Letter of Credit unless the issuer notifies Landlord at least sixty (60) days prior to the nonrenewal and permits Landlord to draw the remaining amount available thereunder, (iv) be payable at an office of the issuer located in the Atlanta, Georgia metropolitan area, (v) require, as a condition for payment, presentation of a sight draft referring to the Letter of Credit and a written statement of Landlord containing the following text: “the tenant is in default beyond any applicable notice and cure period under that certain Lease Agreement dated                                          by and between the applicant, as tenant, and beneficiary, as landlord (the “Lease Agreement”) in the amount of $                    ; (vi) be assignable and transferable, including successive transfers, and (vii) permit partial drawings. A copy of the form of Letter of Credit required by this provision is attached as Exhibit ”I”.

If a default occurs under this Lease which continues beyond any applicable notice and cure period, Landlord shall be entitled to make a drawing under the Letter of Credit for the payment of amounts due under the Lease. If the Landlord draws upon the Letter of Credit as provided herein, Tenant shall promptly, and in each such instance, furnish to Landlord an amendment to the Letter of Credit increasing the amount available in respect of such amount, an additional Letter of Credit in the form provided herein, or pay to the Landlord such additional sums, which when added to the remaining balance of the existing Letter of Credit equals the amount required under the provisions of this Section. If for any reason, any Letter of Credit expires prior to July 31, 2011 and Landlord fails or neglects to make a prior drawing of funds under such expiring Letter of Credit, Tenant shall be obligated to furnish another Letter of Credit or cash, in the amount of the Letter of Credit required under the provisions of this Section.

Additionally, in accordance with the provisions of the Letter of Credit, Landlord shall be entitled to make a drawing if the issuer provides notification that the Letter of Credit will not be automatically renewed. Landlord will deposit such funds (the “Deposit”) into an interest bearing account to secure Tenant’s obligations under this Lease. Such amounts may be withdrawn by Landlord in the event of the occurrence of a default which continues beyond any applicable notice and cure period. In such event, Tenant shall promptly, and in each such instance, pay to the Landlord such additional sums, which when added to the remaining balance of the Deposit, equals the amounts required under the provisions of this Section.

55. TEMPORARY OCCUPANCY OF REMAINDER SPACE. In order to create the Premises, a demising wall will be constructed in the existing Suite No. 5775 of the Building to separate the 16,970 rentable square feet of the Premises from the remainder of the existing Suite No. 5775 (the “Remainder Space”). Notwithstanding any provision herein to the contrary, Tenant may use and occupy the Remainder Space on a temporary basis during the period beginning on the date this Lease is fully executed and ending on the Commencement Date of the Lease (the “Temporary Term”), at which time Tenant must vacate and deliver the Remainder Space to Landlord in the condition required under Section 30 above. All terms and conditions of the Lease, including, without limitation, the insurance and indemnification provisions set forth herein, shall apply to Tenant’s use and occupancy of the Remainder Space; provided, however, that Tenant shall have no obligation to pay Base Rent or Tenant’s Allocated Share of Expenses for the Remainder Space during the Temporary Term. If for any reason the Lease is terminated prior to the Commencement Date, then the Temporary Term shall be deemed terminated effective as of the same date that the Lease is terminated. Notwithstanding any provision herein to the contrary, if Tenant does not vacate and deliver possession of the Remainder Space to Landlord within five (5) days after the expiration or earlier termination of the Temporary Term, then Tenant shall be deemed to be holding over in the Remainder Space as a tenant at sufferance; and, in addition to its obligations for the Premises, Tenant shall pay Base Rent for the Remainder Space at the same rate in effect for the Premises until such time as Tenant vacates and delivers the Remainder Space to Landlord.

56. REMAINDER SPACE ELECTRICAL ROOM. Although the existing Suite No. 5775 shall be divided into the Premises and the Remainder Space as described in Section 55 above, the electrical room serving the Remainder Space will still be located within the Premises. Notwithstanding any provision herein to the contrary, Tenant agrees that Landlord and its authorized representatives may enter the Premises at all reasonable times to access the electrical room for the Remainder Space and perform any necessary work, repairs, service or inspections therein. Whenever reasonably practical, Landlord shall give Tenant oral or written notice prior to accessing the electrical room. Landlord agrees to use reasonable efforts to minimize any interruption of Tenant’s business operations during Landlord’s access of the electrical room.

57. ADDENDA AND EXHIBITS. If any addenda or exhibits are noted below, such addenda are incorporated herein and made a part of this Lease.

a.	Exhibit A – Premises
b.	Exhibit B – Schedule of Base Rent
c.	Exhibit C – Intentionally Omitted
d.	Exhibit D – Rules and Regulations
e.	Exhibit E – Tenant Improvements
f.	Exhibit E-1 – Space Plan
g.	Exhibit F – Expenses (Straight Pass Through)
h.	Exhibit G – Commencement Letter
i.	Exhibit H – HVAC Service Agreement Requirements
j.	Exhibit I – Form Letter of Credit

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Lease has been executed on behalf of Landlord and Tenant as of the Date of this Lease.

LANDLORD:
WITNESSES:	HIGHWOODS/FLORIDA HOLDINGS, L.P.
a Delaware limited partnership

	By:	Highwoods/Florida GP Corp.,
its general partner

	By:	/s/ Stephen A. Myers
Print Name		Stephen A. Meyers
	Title:	Vice President - Tampa

	Date:	5/15/06

Print Name
TENANT:
DIGITAL LIGHTWAVE, INC.,
WITNESSES:	a Delaware corporation

/s/ Kenneth T. Myers
Signature Line

	By:	Kenneth T. Myers
Print Name		Print Name
	Title:	President and CEO
	Date:	5/15/06
Print Name

EXHIBIT “A”

SKETCH OF PREMISES

EXHIBIT “B”

SCHEDULE OF BASE RENT

5775 Rio Vista Drive

The Annual Base Rent (stated monthly and excluding sales tax) during the initial Lease Term shall be:

MONTHS	RATE PSF	MONTHLY RENT	CUMULATIVE RENT
8/1/06 – 7/31/07	$10.50	$14,848.75	$178,185.00
8/1/07 – 7/31/08	$10.92	$15,442.70	$185,312.40
8/1/08 – 7/31/09	$11.36	$16,064.93	$192,779.16
8/1/09 – 7/31/10	$11.81	$16,701.31	$200,415.72
8/1/10 – 7/31/11	$12.28	$17,365.97	$208,391.64
BASE RENT:			$965,083.92

EXHIBIT “C”

INTENTIONALLY OMITTED

EXHIBIT “D”

RULES AND REGULATIONS

1. The sidewalks and public portions of the Building Project, such as entrances, passages, courts, parking areas, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by Tenant or its employees, agents, invitees, or guests nor shall they be used for any purpose other than ingress and egress to and from the Premises.

2. No awnings or other projections shall be attached to the outside walls of the Building Project. No curtains, blinds, shades, louvered openings, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, unless installed by Landlord. No aerial or antenna shall be erected on the roof or exterior walls of the Premises or on the Building Project without the prior written consent of Landlord in each instance.

3. No sign, advertisement, notice, or other lettering shall be exhibited, inscribed, painted, or affixed by Tenant on any part of the outside of the Premises or Building Project or on corridor walls or doors or mounted on the inside of any windows without the prior written consent of Landlord. Signs on any entrance door or doors shall conform to Building Project standards and shall, at Tenant’s expense, be inscribed, painted, or affixed for Tenant by sign makers approved by Landlord. In the event of the violation of the foregoing by Tenant, Landlord may install and/or remove same without any liability and may charge the expense incurred to Tenant.

4. The sashes, sash doors, skylights, windows, heating, ventilating, and air conditioning vents and doors that reflect or admit light and air into the halls, passageways, or other public places in the Building Project shall not be covered or obstructed by Tenant, or its employees, agents, invitees, or guests, nor shall any bottles, parcels, or other articles be placed outside of the Premises.

5. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building Project, nor placed in the public halls, corridors, or vestibules without the prior written consent of Landlord.

No items of any description, including but not limited to pallets, boxes, inventory, and waste, shall be left outside of the Premises at any time.

6. Whenever Tenant shall submit to Landlord any plan, agreement, assignment, sublease, or other document for Landlord’s consent or approval, Tenant agrees to pay Landlord, on demand, a processing fee in a sum equal to the reasonable fee for review of same as set forth in the Lease, including the services of any architect, engineer, or attorney employed by Landlord to review or prepare any such plan, agreement, assignment, sublease, consent, or other document.

7. The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of fixtures shall be borne by the Tenant who, or whose employees, agents, invitees, or guests, shall have caused the same.

8. Tenant shall not in any way deface any part of the Premises or the Building. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Building Project, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

9. No animals of any kind (except seeing eye dogs and other animals used to assist physically challenged individuals) shall be brought upon the Premises or Building Project.

10. No cooking shall be done or permitted by Tenant on the Premises except in conformity to law and then only in the utility kitchen (if a utility kitchen was provided for in approved plans for the Premises or if Landlord has consented in writing thereto), which is to be primarily used by Tenant’s employees for heating beverages and light snacks. No refrigeration or heating equipment may be placed inside the Premises without the prior written consent of Landlord in each instance. Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

11. No office space in the Building Project shall be used for the distribution or for the storage of merchandise or for the sale at auction or otherwise of merchandise, goods, or property of any kind.

12. Tenant shall not make or permit to be made any unseemly or disturbing noises or disturb or interfere with occupants of the Building Project or neighboring premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. Tenant shall not throw anything out of the doors or windows or down the corridors of the Building Project.

13. Neither Tenant nor any of Tenant’s employees, agents, invitees, or guests shall at any time bring or keep upon the Premises any inflammable, combustible, or explosive substance or any chemical substance, other than reasonable amounts of cleaning fluids and solvents required in the normal operation of Tenant’s business, all of which shall only be used in strict compliance with all applicable Environmental Laws.

14. Landlord shall have a valid pass key to all spaces within the Premises at all times during the Lease Term. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written consent of the Landlord and unless and until a duplicate key is delivered to Landlord. Tenant must, upon the termination of its tenancy, restore to the Landlord all keys to stores, offices, and toilet rooms, either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay Landlord for the cost thereof.

15. All deliveries, removals, and/or the carrying in or out of any items of property of any description may be accomplished only through the approved loading/service area doors. Tenant shall assume all liability and risk with respect to such movements. Landlord may restrict the location where such heavy or bulky matters may be placed inside the Premises. Landlord reserves the right to inspect all freight to be brought into the Building Project and to exclude from the Building Project all freight which can or may violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

16. Tenant shall not, unless otherwise approved by Landlord, occupy or permit any portion of the Premises demised to it to be occupied as, by, or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone or telegraph agency, telephone or secretarial service, messenger service, travel or tourist agency, employment agency, public restaurant or bar, commercial document reproduction or offset printing service, ATM or similar machines, retail, wholesale, or discount shop for sale of merchandise, retail service shop, labor union, school or classroom, governmental or quasi-governmental bureau, department, or agency, including an autonomous governmental corporation, a firm the principal business of which is real estate brokerage, or a company engaged in the business of Renting office or desk space; or for a public finance (personal loan) business or for manufacturing, unless Tenant’s Lease expressly grants permission to do so. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices, and machines for sale of beverages, foods, candy, cigarettes, or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees, and then only if such operation does not violate the lease of any other tenant of the Building Project. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant on the Premises, nor advertise for labor giving an address at the Premises.

17. Tenant shall not create or use any advertising mentioning or exhibiting any likeness of the Building Project without the prior written consent of Landlord. Landlord shall have the right to prohibit any such advertising which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building Project or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall discontinue such advertising.

18. Landlord reserves the right to exclude from the Building Project at all times other the Normal Business Hours all persons who do not present a pass to the Building Project on a form or card approved by Landlord. Tenant shall be responsible for all its employees, agents, invitees, or guests who have been issued such a pass at the request of Tenant and shall be liable to Landlord for all acts of such persons.

19. The Premises shall not be used for lodging or sleeping, or for any immoral, disreputable, or illegal purposes, or for any purpose which may be dangerous to life, limb, or property.

20. Canvassing, soliciting, and peddling within the Building Project or in the Common Areas is prohibited and Tenant shall cooperate to prevent the same.

21. In order to obtain maximum effectiveness of the cooling system, Tenant shall lower and/or close venetian or vertical blinds or drapes when the sun’s rays fall directly on the exterior windows of the Premises.

22. In the event that, in Landlord’s reasonable opinion, the replacement of ceiling tiles becomes necessary after they have been removed on behalf of Tenant by telephone company installers or others (in both the Premises and the public corridors), the cost of such replacements shall be charged to Tenant on a per tile basis.

23. All paneling or other wood products not considered furniture which Tenant shall install in the Premises shall be of fire-retardant materials. Prior to the installation of any such materials, Tenant shall submit to Landlord a satisfactory (in the reasonable opinion of Landlord) certification of such materials’ fire-retardant characteristics.

24. Tenant, and its employees, agents, invitees, and guests shall not be permitted to occupy at any one time more than the Allocated Parking Spaces (including any parking spaces reserved exclusively for Tenant), with any fractional parking space resulting from such calculation rounded down to the nearest whole number. Usage of parking spaces shall be in common with all other tenants of the Building Project and their employees, agents, invitees, and guests. All parking space usage shall be subject to such reasonable rules and regulations for the sale and proper use thereof as Landlord may prescribe. Tenant’s employees, agents, invitees, and guests shall abide by all posted roadway signs in and about the parking facilities.

25. All trucks and delivery vans actively associated with Tenant’s use of the Premises shall be parked in designated areas only, and unless otherwise agreed, such designated areas shall be in the rear of the Premises, and not parked in spaces reserved for cars. All delivery service doors are to remain closed except during the time that deliveries, garbage removal, or other approved uses are taking place therein. All loading and unloading of goods shall be done only at such time, in the areas, and through the entrances designated for such purposes by Landlord. No vehicles other than trucks and delivery vans actively associated with Tenant’s use of the Premises shall be permitted to park overnight.

26. Tenant shall be responsible for the removal and proper disposition of all crates, oversized trash, boxes, or other refuse and items termed garbage from the Premises. The parking and delivery areas are to be kept clean from such items. Tenant shall provide convenient and adequate receptacles for the collection of standard items of trash, and shall facilitate the removal of such trash. Tenant shall ensure that liquids are not disposed of in such receptacles.

27. Tenant shall not conduct any business, loading or unloading, assembling, or any other work connected with Tenant’s business in any public areas.

28. Landlord shall not be responsible for lost or stolen personal property, equipment, or money occurring within the Premises or Building Project, regardless of how or when the loss occurs.

29. Neither Tenant, nor its employees, agents, invitees, or guests, shall paint or decorate the Premises, or mark, paint, or cut into, drive nails or screw into nor in any way deface any part of the Premises or Building Project without the prior written consent of Landlord. Notwithstanding the foregoing, standard picture hanging shall be permitted without Landlord’s prior consent. If Tenant desires a signal, communications, alarm, or other utility or service connection installed or changed, such work shall be done at the expense of Tenant, with the approval and under the direction of Landlord.

30. Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electric facilities, or any part or appurtenance of the Premises.

31. Tenant agrees and fully understands that the overall aesthetic appearance of the Building Project is of paramount importance; thus Landlord shall maintain complete aesthetic control over any and every portion of the Premises visible from outside the Premises including but not limited to all fixtures, equipment, signs, exterior lighting, plumbing fixtures, shades, awnings, merchandise, displays, art work, wall coverings, or any other object used in Tenant’s business. Landlord’s control over the visual aesthetics shall be complete and arbitrary. Landlord will notify Tenant in writing of any aesthetic deficiencies and Tenant will have seven (7) days to correct the deficiencies to Landlord’s satisfaction or Tenant shall be in default of this Lease and the Default section shall apply.

32. Tenant shall not install, operate, or maintain in the Premises or in any other area of the Building Project, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part of the system beyond its capacity for proper, efficient, and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building Project. Tenant shall not furnish any cooling or heating to the Premises, including, without limitation, the use of any electronic or gas heating devices, without Landlord’s prior written consent.

33. Pursuant to applicable law, the Building Project is deemed to be a “no-smoking” building and smoking is permitted only in areas designated by Landlord, if any are so designated. In addition, Landlord may, from time to time, designate non-smoking areas in all or any portion of the exterior Common Areas and within Tenant’s Premises.

34. Tenant shall comply with any recycling programs for the Building Project implemented by Landlord from time to time.

35. Whenever and to the extent that the above Rules and Regulations conflict with any of the rights or obligations of Tenant pursuant to the provisions of the Lease, the provisions of the Lease shall govern.

36. Landlord may, upon request by any tenant, waive compliance by such tenant with any of the Rules and Regulations provided that (i) no waiver shall be effective unless in writing and signed by Landlord or Landlord’s authorized agent, (ii) any such waiver shall not relieve such tenant from the obligation to comply with such Rule or Regulation in the future unless expressly consented to by Landlord, and (iii) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the Rules and Regulations unless such other tenant has received a similar waiver in writing from Landlord.

EXHIBIT “E”

TENANT IMPROVEMENTS [ALLOWANCE]

WORKLETTER. This Exhibit E (the “Exhibit”) sets forth the rights and obligations of Landlord and Tenant with respect to space planning, engineering, final workshop drawings, and the construction and installation of any improvements to the Premises to be completed before the Commencement Date (“Tenant Improvements”). This Exhibit contemplates that the performance of this work will proceed in four stages in accordance with the following schedule: (i) preparation of a space plan; (ii) final design and engineering and preparation of final plans and working drawings; (iii) preparation by the Contractor (as hereinafter defined) of an estimate of the additional cost of the initial Tenant Improvements; (iv) submission and approval of plans by appropriate governmental authorities and construction and installation of the Tenant Improvements by the Commencement Date.

In consideration of the mutual covenants hereinafter contained, Landlord and Tenant do mutually agree to the following:

1. Allowance. Landlord agrees to provide an allowance of up to $10.00 per rentable square foot, to design, engineer, install, supply and otherwise to construct the Tenant Improvements in the Premises that will become a part of the Building (the “Allowance”). Tenant is fully responsible for the payment of all costs in connection with the Tenant Improvements in excess of the Allowance. This Allowance is only available to Tenant for Tenant’s use within one hundred eighty (180) days of the Commencement Date (“Allowance Use Date”). Any portion of the Allowance not used by Tenant by the Allowance Use Date shall automatically terminate and be of no further use to Tenant.

2. Space Planning, Design and Working Drawings. On Tenant’s behalf, Landlord shall select architects and engineers (“Architect”), who will do the following at Tenant’s expense (which expense may be deducted from the Allowance):

a. Attend a reasonable number of meetings with Tenant to define Tenant requirements.

b. Complete construction drawings for Tenant’s partition layout, reflected ceiling grid, telephone and electrical outlets, keying, and finish schedule.

c. Complete building standard mechanical plans where necessary (for installation of air conditioning system and duct work, and heating and electrical facilities) for the work to be done in the Premises.

d. All plans and working drawings for the construction and completion of the Premises (the “Plans”) shall be subject to Landlord’s prior written approval. Any changes or modifications Tenant desires to make to the Plans shall also be subject to Landlord’s prior approval. Landlord agrees that it will not unreasonably withhold its approval of the Plans, or of any changes or modifications thereof; provided, however, Landlord shall have sole and absolute discretion to approve or disapprove any improvements that will be visible to the exterior of the Premises, or which may affect the structural integrity of the Building or exceed the capacity of the Building mechanical, electrical or plumbing systems. Any approval of the Plans by Landlord shall not constitute approval of any Delays caused by Tenant and shall not be deemed a waiver of any rights or remedies that may arise as a result of such Delays. Landlord may condition its approval of the Plans if: (i) the Plans require design elements or materials that would cause Landlord to deliver the Premises to Tenant after the scheduled Commencement Date, or (ii) the estimated cost for any improvements under the Plan is more than the Allowance.

3. Tenant Plan Delivery Date.

a. Tenant and Landlord hereby approve the space plan attached as Exhibit E-1. Such approved space plan shall be used by Architect as the basis for the final plans.

b. Tenant covenants and agrees to work with Architect so that final Plans for the Tenant Improvements are completed within 15 business days of Lease execution (the “Tenant Plan Delivery Date”). Time is of the essence in the delivery of the final Plans. It is vital that the final Plans be delivered to Landlord by the Tenant Plan Delivery Date in order to allow Landlord sufficient time to review such Plans, to discuss with Tenant any changes therein which Landlord believes to be necessary or desirable, to enable the Contractor to prepare an estimate of the cost of the Tenant Improvements, to obtain required permits, and to substantially complete the Tenant Improvements within the time frame provided in the Lease.

4. Work and Materials at Tenant’s Expense. On Tenant’s behalf, Landlord shall select a licensed general contractor or contractors (the “Contractor”) to construct and install the Tenant Improvements in accordance with the Plans (the “Work”) at Tenant’s expense (which expense may be deducted from the Allowance). Tenant agrees that the Contractor may be an affiliate of Landlord. Landlord shall coordinate and facilitate all communications between Tenant and the Contractor.

a. Prior to commencing Work, Landlord shall submit to Tenant in writing the cost of the Work, which shall include (i) the Contractor’s cost for completing the Work (including the Contractor’s general conditions, overhead and profit) and (ii) a construction supervision fee of five percent (5%) to be paid to Landlord to manage and oversee the work to be done on Tenant’s behalf. Tenant shall have five (5) business days to review and approve the cost of the Work. Landlord shall not authorize the Contractor to proceed with the work until the cost is mutually agreed upon and approved in writing and delivered to Landlord.

b. Any changes in the approved cost of the Work shall be by written change order signed by the Tenant. Tenant agrees to process change orders in a timely fashion. Tenant acknowledges that the following items may result in change orders:

i. Municipal or other governmental inspectors require changes to the Premises such as additional exit lights, fire damper or whatever other changes they may require. In such event, Landlord will notify the Tenant of the required changes, but the cost of such changes and any delay associated with such changes shall be the responsibility of the Tenant.

ii. Tenant makes changes to the Plans or requests additional work. Tenant will be notified of the cost and any delays that would result from the change by a change order signed by Tenant before the changes are implemented. Any delays caused by such changes shall not delay the Commencement Date of the Lease.

iii. Materials are not readily available, require quick ship charges, or require substitution.

iv. The upfit schedule requires Express Review to get permits, which will increase the costs of the permitting process.

c. All work performed in connection with the construction of the Premises shall be performed in a good and workmanlike manner and in accordance with all applicable laws and regulations and with the final approved Plans.

d. Notwithstanding any provision herein to the contrary, Tenant shall be solely responsible for all costs associated with the separation of the electrical service for the Premises and the Remainder Space, which costs shall be deducted from the Allowance.

5. Signage and Keys. Landlord shall provide the following in accordance with building standards at Tenant’s Expense (which expense may be deducted from the Allowance): (i) door and directory signage; (ii) suite and Building keys or entry cards.

6. Commencement Date.

a. The Commencement Date shall be the date when the work to be performed by Contractor pursuant to the Plans approved by Landlord and Tenant has been substantially completed (excluding items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing material interference with Tenant’s use of the Premises — i.e., “punch list items”), and the Landlord delivers possession of the Premises to Tenant in accordance with Section 2 of the Lease.

b. Notwithstanding the foregoing, if Landlord shall be delayed in delivering possession of the Premises as a result of:

i. Tenant’s failure to approve the space plan within the time specified;

ii. Tenant’s failure to furnish to Landlord the final Plans on or before the Tenant Plan Delivery Date;

iii. Tenant’s failure to approve Landlord’s cost estimates within the time specified;

iv. Tenant’s failure to timely respond to change orders;

v. Tenant’s changes in the Tenant Improvements or the Plans (notwithstanding Landlord’s approval of any such changes);

vi. Tenant’s request for changes in or modifications to the Plans subsequent to the Tenant Plan Delivery Date;

vii. Inability to obtain materials, finishes or installations requested by Tenant that are not part of the Building Standard Improvements;

viii. The performance of any work by any person, firm or corporation employed or retained by Tenant; or

ix. Any other act or omission by Tenant or its agents, representatives, and/or employees;

then, in any such event, for purposes of determining the Commencement Date, the Premises shall be deemed to have been delivered to Tenant on the date that Landlord and Architect determine that the Premises would have been substantially completed and ready for delivery if such delay or delays had not occurred.

7. Tenant Improvement Expenses in Excess of the Allowance. Tenant agrees to pay to Landlord, promptly upon being billed therefor, all costs and expenses in excess of the Allowance incurred in connection with the Tenant Improvements. Tenant will be billed for such costs and expenses as follows: (i) fifty percent (50%) of such costs and expenses shall be due and payable upon Tenant’s approval of the cost estimates for the Tenant Improvements; and (ii) fifty percent (50%) of such costs and expenses shall be due and payable when such work is substantially completed and the Premises are ready for delivery to Tenant.

8. Repairs and Corrections. Landlord shall select a Contractor who will provide Tenant a one-year warranty from the date of delivery of the Premises, transferable to Tenant, for defective workmanship and materials. All manufacturers’ and builders’ warranties with respect to the Work shall be issued to or transferred to Tenant, without recourse to the Landlord. Tenant shall repair or correct any defective work or materials installed by Tenant or any contractor other than the Contractor selected by Landlord, or any work or materials that prove defective as a result of any act or omission of Tenant or any of its employees, agents, invitees, licensees, subtenants, customers, clients, or guests.

9. Inspection of Premises; Possession by Tenant. Prior to taking possession of the Premises, Tenant and Landlord shall inspect the Premises and Tenant shall give Landlord notice of any defects or incomplete work (“Punchlist”). Tenant’s possession of the Premises constitutes acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory as of such date of occupancy, except as to (i) any defects or incomplete work set forth in the Punchlist, (ii) latent defects, and (iii) any equipment that is used seasonally if Tenant takes possession of the Premises during a season when such equipment is not in use.

10. Access During Construction. During construction of the Tenant Improvements and with prior approval of Landlord, Tenant shall be permitted reasonable access to the Premises for the purposes of taking measurements, making plans, installing trade fixtures, and doing such other work as may be appropriate or desirable to enable Tenant to assume possession of and operate in the Premises; provided, however, that such access does not interfere with or delay construction work on the Premises and does not include moving furniture or similar items into the Premises. Prior to any such entry, Tenant shall comply with all insurance provisions of the Lease. All waiver and indemnity provisions of the Lease shall apply upon Tenant’s entry of the Premises.

EXHIBIT “E-1”

APPROVED SPACE PLAN

EXHIBIT “F”

EXPENSES

(Straight Pass Through)

Tenant shall pay to Landlord, as additional Rent, its Allocated Share of Expenses.

For 2006, Landlord’s estimate of real estate taxes and building operating expenses is $3.66 per rentable square foot of space leased or based on 16,970 rentable square feet, $5,175.85 per month plus applicable sales tax.

EXHIBIT “G”

COMMENCEMENT AGREEMENT AND LEASE AMENDMENT NUMBER ONE

This COMMENCEMENT AGREEMENT AND LEASE AMENDMENT NUMBER ONE (the “First Amendment”), made and entered into as of this              day of                     , 200    , by and between HIGHWOODS/FLORIDA HOLDINGS, L.P., a Delaware limited partnership (“Landlord”) and                     , a              corporation (“Tenant”);

W I T N E S S E T H :

WHEREAS, Tenant and Landlord entered into that certain Lease Agreement dated                      (the “Lease”), for space designated as Suite             , comprising approximately              rentable square feet, in the                      Building, located at                     , City of                     , County of             , State of Florida; and

WHEREAS, the parties desire to confirm the Commencement Date and Expiration Date and to amend the Rent Schedule and further alter and modify said Lease in the manner set forth below.

NOW THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.	Lease Term. The Commencement Date of the Term actually occurred on . As a result, the Expiration Date of the Term shall be . Sections 1.b of the Lease, entitled “Term”, and all other references to the Commencement Date and Expiration Date in the Lease, are hereby amended accordingly.

2.	Base Rent. Section 1.e of the Lease, entitled “Base Rent”, shall be amended as follows:

a.	Base Rent. The cumulative Base Rent for the Term shall be $ , instead of $ .

b.	Rent Schedule. The rent schedule provided in Section 1.e shall be replaced in its entirety with the following rent schedule:

MONTHS	RATE PSF	MONTHLY RENT	CUMULATIVE RENT

BASE RENT: $

3.	Miscellaneous. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have the same definitions ascribed to them in the Lease.

4.	Lease Effectiveness. Except as modified and amended by this First Amendment, the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed, as of the day and year first above written.

WITNESSES:	LANDLORD:
HIGHWOODS/FLORIDA HOLDINGS, L.P.
a Delaware limited partnership

	By:	Highwoods/Florida GP Corp.,
its general partner

Print Name
By:
Stephen A. Meyers, Vice President

Date:
Print Name
TENANT:
WITNESSES:
DO NOT SIGN – EXHIBIT COPY ONLY
Signature Line

By:
Print Name		Print Name

Title:

Date:
Print Name

EXHIBIT “H”

HVAC SERVICE AGREEMENT REQUIREMENTS

All DX Equipment is to be serviced and filters changed once per quarter. Equipment coil cleaning is to be done once per year.

THIS AGREEMENT COVERS THE FOLLOWING

1.	Check filter switch.

2.	Check filters.

3.	Impellers free of debris and moving freely.

4.	Check belt tension and condition.

5.	Check bearings.

6.	Check fan safety switch operation.

7.	Check pulleys and motor mounts.

8.	Check compressor for leaks.

9.	Check compressor oil level.

10.	Check condenser coil.

11.	Check temperature drop.

12.	Check refrigerant lines.

13.	Check sight glass.

14.	Check suction pressure.

15.	Check discharge pressure.

16.	Check thermostatic expansion valve.

17.	Check refrigerant level.

18.	Check fuses.

19.	Check electrical connection.

20.	Check operation sequence.

21.	Check amps.

22.	Infrared check electrical connections.

23.	Clean evaporator and condenser coil

once per year.

EXHIBIT “I”

FORM LETTER OF CREDIT

FORM TO BE PROVIDED BY BANK